As filed with the Securities and Exchange Commission on January 20, 2012

1940 ACT FILE NO. 811-22637

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

☒  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒  AMENDMENT NO. 1

TRIANGLE FUND LLC
(Exact Name of Registrant as Specified in Charter)

745 SEVENTH AVENUE, NEW YORK, NY 10019
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

(212) 412-7552
(Registrant’s Telephone Number, including Area Code)

Shirin Emami
Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019

(Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”).  Shares of the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Investments in the Registrant may only be made by a person that is an “accredited investor” within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, shares in the Registrant.

The Adviser (as defined below) will operate the Registrant as if the Adviser were exempt from registration as a commodity pool operator, pursuant to Rule 4.13(a)(4) and (e)(2) of the Commodity Futures Trading Commission (“CFTC”) . As a result, the Adviser is not required to deliver a disclosure document and a certified annual report to investors in the securities of the the Registrant under CFTC rules. In order to maintain such exempt status, the Adviser must ensure that (i) the securities of the Registrant are exempt from registration under the 1933 Act; (ii) the securities of the Registrant are offered and sold without marketing to the public in the United States; (iii) each natural person investor is, at the time of his investment in the Registrant, a “qualified eligible person” as defined in CFTC Rule 4.7(a)(2); and (iv) each non-natural person investor is, at the time of its investment in the Registrant, a qualified eligible person or an “accredited investor” as defined in Rule 501(a)(1)-(3), (7) or (8) under the 1933 Act.

In addition, the Adviser will provide commodity interest trading advice to the Registrant as if the Adviser were exempt from registration as a commodity trading advisor, in accordance with CFTC Rule 4.14(c)(2).

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.  FEE TABLE AND SYNOPSIS

The following table illustrates the approximate expenses and fees that an investor in Triangle Fund LLC (the “Fund”) is expected to bear directly or indirectly.

Shareholder Transaction Expenses
Sales Load (as a percentage of offering price)	[None]
Dividend Reinvestment and Cash Purchase Plan Fees	[None]
Annual Expenses (as a percentage of average net assets)
Management Fees	[--]%
Interest Payments on Borrowed Funds(1)	0.6%
Other Expenses (2)	0.3%
Total Annual Expenses	[--]%
______________________

(1)
The Fund expects to issue Notes (as defined below) to third-party investors.  The interest rate on the Notes will be determined in the future when the Notes are issued.  “Interest Payments on Borrowed Funds”  are calculated assuming the Fund issues $50 million of Notes bearing an assumed interest rate of 1.6% per annum (equal to the current 3-month U.S. Dollar LIBOR rate plus a spread of 1%), and based on net assets of $125 million.  The actual interest rate on the Notes when they are issued may be different from such assumed rate.

(2)
“Other Expenses” are estimated based on anticipated expenses for the first year of the Fund’s operations and consist of expenses including, without limitation, administrative fees and expenses, directors’ fees and directors’ and officers’ insurance.  “Other Expenses” are estimated based on net assets of $125 million and expenses for the first year of the Fund’s operations.

The purpose of the table above is to assist a prospective investor in understanding the various fees and expenses that investors will bear directly or indirectly.

The following example is intended to help an investor compare the cost of investing in the Fund with the cost of investing in other funds.  The assumed 5% annual return, which is required by the Securities and Exchange Commission (the “SEC”), is not a prediction of, and does not represent, the projected or actual performance of the Fund.

Example

An investor would pay the following fees and expenses on a $1,000 investment, assuming a 5% annual return:

1 year	3 years	5 years	10 years
$[--]	$[--]	$[--]	$[--]

The Example above is based on the fees and expenses set forth above, does not present actual expenses, and should not be considered a representation of future expenses.  Actual expenses may be greater or less than those shown, and the Fund’s actual rate of return may be greater or less than the hypothetical 5% return assumed in the example.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT

The Fund

The Fund was organized as a limited liability company under the laws of the State of Delaware in August 2011 and is registered under the 1940 Act as a closed-end, non-diversified, management investment company.  The Fund expects to commence investment operations in or about December 2011 and therefore, as of the date of this Registration Statement, has no operating history.

Investment Objective

The investment objective of the Fund is total return.

The Fund’s investment objective is not fundamental and may be changed by the Fund’s board of directors (the “Board of Directors”) without a shareholder vote.

Strategies and Policies of the Fund

The Fund will seek to achieve its investment objective primarily through (i) investing in short-term and long-term high grade fixed-income securities, including U.S. Treasury securities, (ii) entering into repurchase agreements and/or reverse repurchase agreements, and (iii) trading U.S. dollar interest rate swaps and U.S. Treasury futures.  The Fund may, but is not required, to hedge its exposure to interest rate risk or components thereof.

Fixed income securities that are given a rating of Aa/P-1 or better by Moody’s or AA/A-1 or better by S&P (and, in any event, U.S. Treasury securities) are considered “high grade” for the purpose of the Fund’s investment objective.

The investment adviser to the Fund (the “Adviser”) seeks to invest the Fund’s assets and to utilize derivative instruments in a manner that it believes will be likely to capture returns that are potentially available from changes in the U.S. Treasury yield curve and/or other mispricings in the interest rate derivatives and U.S. Treasuries cash and derivatives markets.  (The U.S. Treasury yield curve is a measure of interest rates on U.S. Treasury securities with differing maturity dates.)  In that regard, the Adviser expects to trade principally U.S. dollar interest rate swaps and futures contracts over U.S. Treasury bonds.  The Adviser will use quantitative models and other proprietary analytical resources to determine, based on its evaluation of various relevant factors, how to capture such returns.

Fundamental Investment Policies

The Fund has adopted certain fundamental investment policies which may not be changed without the affirmative vote of the holders of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund.  For this purpose, the Fund’s voting securities include its Common Shares and Preferred Shares (as defined below), and a majority of the outstanding voting securities of the Fund means the vote of the lesser of:  (1) 67% or more of the voting securities represented at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or by proxy; or (2) more than 50% of the outstanding voting securities of the Fund.

The Fund’s fundamental policies are as follows:

(1) The Fund may not borrow money except as permitted by (i) the 1940 Act, or interpretations or modifications by the Securities and Exchange Commission (the “SEC”), SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

(2) The Fund may not engage in the business of underwriting the securities of other issuers except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

(3) The Fund may lend money or other assets to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

(4) The Fund may not issue senior securities except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or

(ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

(5) The Fund may not purchase or sell real estate except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

(6) The Fund may purchase or sell commodities or contracts related to commodities to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

(7) The Fund may not make any investment if, as a result, the Fund’s investments will be concentrated in any one industry.

With respect to the fundamental policy relating to borrowing money set forth in (1) above, the 1940 Act permits a closed-end investment company to borrow money in amounts of up to one-third of the investment company’s total assets.  To limit the risks attendant to borrowing, the 1940 Act requires an investment company to have immediately after the borrowing an “asset coverage” of at least 300% of the amount of its borrowings and imposes potential limitations on the declaration of dividends by such investment company’s capital stock (for further details, see the description below of the policy relating to senior securities set forth in (4)).  Asset coverage means the ratio that the value of the investment company’s total assets (including amounts borrowed), minus liabilities other than borrowings, bears to the aggregate amount of all borrowings.

Borrowing money to increase an investment company’s investment portfolio is known as “leveraging.”  Borrowing, especially when used for leverage, may cause the value of the Fund’s shares to be more volatile than if the Fund did not borrow.  This is because borrowing tends to magnify the effect of any increase or decrease in the value of the Fund’s portfolio holdings.  Borrowed money thus creates an opportunity for greater gains, but also greater losses.  To repay any borrowings, the Fund may have to sell securities at a time and at a price that is unfavorable to the Fund.  There also are costs associated with borrowing money, and these costs would offset and could eliminate the Fund’s net investment income in any given period.  The policy in (1) above will be interpreted to permit the Fund to engage in trading practices and investments that may be considered to be borrowing to the extent permitted by the 1940 Act.  Reverse repurchase agreements may be considered to be a type of borrowing.  Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered to be borrowings under the policy.  Practices and investments that may involve leverage but are not considered to be borrowings are not subject to the policy.  Such trading practices may include futures, options on futures, forward contracts and other derivative instruments.

The Fund may pledge its assets without limitation, subject to the Fund’s investment policies (including the Fund’s fundamental policy regarding borrowing) and applicable laws and interpretations.  Pledges of assets are subject to many of the same risks associated with borrowings and, in addition, are subject to the credit risk of the obligor for the underlying obligations.  To the extent that pledging may be considered the issuance of senior securities, the issuance of senior securities is governed by the Fund’s policies on senior securities.  If the Fund were to pledge its assets, the Fund would take into account any then-applicable legal guidance, including any applicable SEC staff position, would be guided by the judgment of the Board of Directors and the Adviser regarding the terms of any credit facility or arrangement, including any collateral required, and would not pledge more collateral than, in their judgment, is necessary for the Fund to obtain the credit sought.

With respect to the fundamental policy relating to underwriting set forth in (2) above, the 1940 Act does not prohibit an investment company from engaging in the underwriting business or from underwriting the securities of other issuers; in fact, the 1940 Act permits an investment company to have underwriting commitments of up to 25% of its assets under certain circumstances.  Those circumstances currently are that the amount of an investment company’s underwriting commitments, when added to the value of the investment company’s investments in issuers where the investment company owns more than 10% of the outstanding voting securities of those issuers, cannot exceed the 25% cap.  An investment company engaging in transactions involving the acquisition or disposition of portfolio securities may be considered to be an underwriter under the 1933 Act.  Under the 1933 Act, an underwriter may be liable for material omissions or misstatements in an issuer’s registration statement or prospectus.  Securities purchased from an issuer and not registered for sale under the 1933 Act are considered restricted securities.  There may be a limited market for these securities.  If these securities are registered under the 1933 Act, they may then be eligible for sale but participating in the sale may subject the seller to underwriter liability.  These risks could apply to an investment company investing in restricted securities.  Although it is not believed that the application of the 1933 Act provisions described above would cause the Fund to be engaged in the business of underwriting, the policy in (2) above will be interpreted not to prevent the Fund from engaging in transactions involving the acquisition or disposition of portfolio securities, regardless of whether the Fund may be considered to be an underwriter under the 1933 Act.

With respect to the fundamental policy relating to lending set forth in (3) above, the 1940 Act does not prohibit an investment company from making loans; however, SEC staff interpretations currently prohibit investment companies from lending more than one-third of their total assets, except through the purchase of debt obligations or the use of repurchase agreements.  (A repurchase agreement is an agreement to purchase a security, coupled with an agreement to sell that security back to the original seller on an agreed-upon date at a price that reflects current interest rates.  The SEC frequently treats repurchase agreements as loans.)  While lending securities may be a source of income to the Fund, as with other extensions of credit, there are risks of delay in recovery or even loss of rights in the underlying securities should the borrower fail financially.  However, loans would be made only when the Adviser believes the income justifies the attendant risks.  The Fund also will be permitted by this policy to make loans of money.  The policy in (3) above will be interpreted not to prevent the Fund from purchasing or investing in debt obligations and loans.  In addition, collateral arrangements with respect to options, forward currency and futures transactions and other derivative instruments, as well as delays in the settlement of securities transactions, will not be considered loans.

With respect to the fundamental policy relating to issuing senior securities set forth in (4) above, “senior security” is defined generally as any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness, and any stock of a class having priority over any other class as to distribution of assets or payment of dividends.  The 1940 Act provides that a closed-end investment company (such as the Fund) may not issue or sell any senior security, except in the circumstances described below.

The 1940 Act provides that a closed-end investment company may issue or sell senior securities representing indebtedness, provided that:  (i) immediately after such issuance or sale, the investment company has an asset coverage of at least 300% of such indebtedness; (ii) provision is made to prohibit the declaration of any dividend (except a dividend payable in stock), or the declaration of any other distribution, upon any class of the capital stock of such investment company, or the purchase of any such capital stock, unless, in every such case, such class of senior securities has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 300% after deducting the amount of such dividend, distribution, or purchase price, as the case may be (except that dividends may be declared upon any preferred stock if such senior security representing indebtedness has an asset coverage of at least 200% at the time of declaration thereof after deducting the amount of such dividend); and (iii) provision is made either (A) that, if on the last business day of each of 12 consecutive calendar months such class of senior securities shall have an asset coverage of less than 100%, the holders of such securities voting as a class shall be entitled to elect at least a majority of the members of the board of directors of such investment company, with such voting right to continue until such class of senior security shall have an asset coverage of 110% or more on the last business day of each of three consecutive calendar months, or (B) that, if on the last business day of each of 24 consecutive calendar months such class of senior securities shall have an asset coverage of less than 100%, an event of default shall be deemed to have occurred.

In addition, the 1940 Act provides that a closed-end investment company may issue or sell senior securities that are stock, provided that:  (i) immediately after such issuance or sale the investment company will have an asset coverage of at least 200%; (ii) provision is made to prohibit the declaration of any dividend (except a dividend payable in common stock of the issuer), or the declaration of any other distribution, upon the common stock of such investment company, or the purchase of any such common stock, unless in every such case such class of senior security has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 200% after deducting the amount of such dividend, distribution or purchase price, as the case may be; (iii) provision is made to entitle the holders of such senior securities, voting as a class, to elect at least two directors at all times, and, subject to the prior rights, if any, of the holders of any other class of senior securities outstanding, to elect a majority of the directors if at any time dividends on such class of securities shall be unpaid in an amount equal to two full years’ dividends on such securities, and to continue to be so represented until all dividends in arrears shall have been paid or otherwise provided for; (iv) provision is made requiring approval by the vote of a majority of such securities, voting as a class, of any plan of reorganization adversely affecting such securities or of any action requiring a vote of security holders on matters of investment policy specified in the 1940 Act; and (v) the stock shall have complete priority over any other class as to distribution of assets and payment of dividends, with the dividends to be cumulative.

An investment company may also borrow up to 5% of its total assets from banks or other lenders for temporary purposes.  Those borrowings are not considered senior securities.

The issuance of senior securities by the Fund can increase the speculative character of the Fund’s outstanding shares through leveraging.  Leveraging of the Fund’s portfolio through the issuance of senior securities magnifies the potential for gain or loss on monies, because even though the Fund’s net assets remain the same, the total risk to investors is increased.  Certain widely-used investment practices, including the use of derivative instruments, that involve a commitment by the Fund to deliver money or securities in the future are not considered by the SEC to be senior securities, provided that the Fund segregates cash or liquid securities in an amount necessary to pay the obligation or the Fund holds an offsetting commitment from another party.  These investment practices include repurchase and reverse repurchase agreements, swaps, dollar rolls, options, futures and forward contracts.  The policy in (4) above will be interpreted not to prevent collateral arrangements with respect to swaps, options, forward or futures contracts or other derivatives, or the posting of initial or variation margin.  As noted above, through the use of these instruments, the Fund may be leveraged in relation to its assets.

With respect to the fundamental policy relating to real estate set forth in (5) above, the 1940 Act does not prohibit an investment company from owning real estate.  It should be noted, however, that investment companies are limited in the amount of illiquid assets they may purchase.  Investing in real estate may involve risks, including that real estate is generally considered illiquid and may be difficult to value and sell.  Owners of real estate may be subject to various liabilities, including environmental liabilities.  To the extent that investments in real estate are considered illiquid, the current SEC staff position generally limits an investment company’s purchases of illiquid securities to 15% of net assets.  The policy in (5) above will be interpreted not to prevent the Fund from investing in real estate-related companies, companies whose businesses consist in whole or in part of investing in real estate, instruments (like mortgages) that are secured by real estate or interests therein, or real estate investment trust securities.

With respect to the fundamental policy relating to commodities set forth in (6) above, the 1940 Act does not prohibit an investment company from owning commodities, whether physical commodities and contracts related to physical commodities (such as oil or grains and related futures contracts), or financial commodities and contracts related to financial commodities (such as currencies and, possibly, currency futures).  However, an investment company is limited in the amount of illiquid assets it may purchase.  To the extent that investments in commodities are considered illiquid, the current SEC staff position generally limits an investment company’s purchases of illiquid securities to 15% of net assets.  If the Fund were to invest in a physical commodity or a physical commodity-related instrument, the Fund would be subject to the additional risks of the particular physical commodity and its related market.  The value of commodities and commodity-related instruments may be extremely volatile and may be affected either directly or indirectly by a variety of factors.  There also may be storage charges and risks of loss associated with physical commodities.  The policy in (6) above will be interpreted to permit investments in exchange traded funds that invest in physical and/or financial commodities.

With respect to the fundamental policy relating to concentration set forth in (7) above, the 1940 Act does not define what constitutes “concentration” in an industry.  The SEC staff has taken the position that investment of 25% or more of an investment company’s total assets in one or more issuers conducting their principal activities in the same industry or group of industries constitutes concentration.  It is possible that interpretations of concentration could change in the future.  The policy in (7) above will be interpreted to refer to concentration as that term may be interpreted from time to time.  The policy also will be interpreted to permit investment without limit in securities of the U.S. government and its agencies or instrumentalities and repurchase agreements collateralized by any such securities.  Accordingly, issuers of the foregoing securities will not be considered to be members of any industry.  The policy also will be interpreted to give broad authority to the Fund as to how to classify issuers within or among industries.  When identifying industries for purposes of its concentration policy, the Fund may rely upon available industry classifications.

The Fund’s fundamental policies are written and will be interpreted broadly.  For example, the policies will be interpreted to refer to the 1940 Act and the related rules as they are in effect from time to time, and to interpretations and modifications of or relating to the 1940 Act by the SEC and others as they are given from time to time.  When a policy provides that an investment practice may be conducted as permitted by the 1940 Act, the policy will be interpreted to mean either that the 1940 Act expressly permits the practice or that the 1940 Act does not prohibit the practice.

Risk Factors

This section discusses the risk factors that relate to an investment in the Fund.  The Fund may not perform as well as other investments, and there is the risk that an investor could lose money on an investment in the Fund.

Risk of Loss.  All securities investments risk the loss of capital.  An investment in the Fund is subject to loss, including possible loss of some or all of the amount invested.  An investment in the Fund should only be made by investors who have sufficient capital to sustain the loss of some or all of their investment in the Fund.  No guarantee or representation is made that the Fund’s investments will be successful, and investment results may vary substantially over time.  Past results in managing portfolios of investments are not necessarily indicative of future performance.

Market Effects. The key risk which could adversely affect the Fund’s net asset value is interest rate risk, including with respect to yield curve dynamics.  Changes in rates and yield curve movements could negatively affect the mark to market value of the Fund’s trading positions.  In addition, increases in interest rates will negatively affect the value of the fixed income securities the Fund holds.

Other market effects could also have an adverse effect on the net asset value of the Fund.  These effects include, but are not limited to, changing supply and demand relationships; credit market developments; issuer-specific events; governmental laws, regulations and enforcement activities, trade, fiscal and monetary programs and policies; and national and international political and economic developments.

Certain Risks Associated with Investing in Debt Securities.  The debt securities in which the Fund invests may be subject to price volatility due to various factors including, but not limited to, changes in interest rates, market perception of the creditworthiness of the issuer and general market liquidity.  In addition to the sensitivity of debt securities to overall interest-rate movements, debt securities involve credit risk based on the issuer’s ability to make principal and interest payments on the debt it issues.

Reverse Repurchase Agreements. Reverse repurchase agreements involve a sale of a security by the Fund to a bank or securities dealer and the Fund’s simultaneous agreement to repurchase the security for a fixed price (reflecting a market rate of interest) on a specific date.  These transactions involve a risk that the other party to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Fund.  Reverse repurchase transactions are a form of leverage that may increase the volatility of the Fund’s investment portfolio.  Regulatory interpretations of the limitations on indebtedness applied by the 1940 Act may require the Fund to segregate cash or certain liquid securities when entering into reverse repurchase agreements.

Repurchase Agreements.  Repurchase agreements involve a purchase of a security by the Fund from a bank or securities dealer with the bank or securities dealer’s simultaneous agreement to repurchase the security for a fixed price (reflecting a market rate of interest) on a specific date.  These transactions involve a risk that the other party to a repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Fund.

Swap Agreements.  The Fund expects to enter into interest rate swap agreements. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than a year.  In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor.  The gross returns to be exchanged or “swapped” between the parties are generally calculated with respect to a “notional amount,” that is, the return on or increase in value of a particular dollar amount invested at a particular interest rate.

Most swap agreements entered into by the Fund would require the calculation of the obligations of the parties to the agreements on a “net basis.”  Consequently, current obligations (or rights) under a swap agreement generally will be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement.  The risk of loss with respect to swaps is limited to the net amount of payments that the Fund is contractually obligated to make.  If the other party to a swap defaults, the Fund’s risk of loss consists of the net amount of payments that the Fund is contractually entitled to receive.  Regulatory interpretations of the limits on indebtedness applied by the 1940 Act may require the Fund to segregate cash or permissible liquid securities when maintaining certain swap positions.

Lending Portfolio Securities.  The Fund may lend its securities to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions.  The Fund may experience loss if the institution with which the Fund has engaged in a portfolio loan transaction breaches its agreement with the Fund.

Limited Investment History.  The Fund is recently organized and has no performance history.  As discussed below, the Adviser responsible for managing the Fund’s investment portfolio will trade on behalf of the Fund using a portfolio of systematic trading strategies.  The portfolio may have a single trading strategy.  If any such trading strategy is not successful, the Fund’s performance will be adversely affected.

Reliance on the Adviser.  The shareholders will not be entitled to make decisions with respect to the management, disposition or other realization of any investment made by the Fund, or regarding the Fund’s business and affairs.  Consequently, the success of the Fund will depend, in large part, upon the Adviser.

No assurance can be given that suitable investment opportunities will be located in which to deploy all of the Fund’s capital.  Changes in the volatility and pricing inefficiency of the markets in which the Fund will seek to invest, as well as other market factors, could reduce opportunities for favorable investments returns.

Inside Information.  From time to time, the Adviser or its affiliates may come into possession of material, non-public information concerning an entity in which the Fund has invested, or proposes to invest.  Possession of that information may limit the ability of the Fund to buy or sell securities of the entity.

Recourse to the Fund’s Assets.  The assets of the Fund, including any investments made by the Fund are available to satisfy all liabilities and other obligations of the Fund.  If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund’s assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

Active Trading Risk.  The Fund actively and frequently trades its portfolio securities.  High portfolio turnover results in higher transaction costs, which can affect the Fund’s performance.  In addition, high portfolio turnover increases the likelihood that capital gains recognized by the Fund will be short-term capital gains (rather than long-term capital gains on which U.S. individuals are taxed at preferential rates of U.S. federal income tax under current law).

Liquidity Risks.  It is expected that BBPLC or an affiliate will own 100% of the Funds’ Common Shares, and that one or more other Barclays Entities will own 100% of the Fund’s Preferred Shares.  The Fund also expects to issue Notes (as defined below) to third-party investors.  It is expected that the Notes will not be registered under the 1933 Act or the securities laws of any state and will not be traded on any securities exchange or other market, hence the Notes will be subject to substantial restrictions on transfer.  Consequently, Notes should be acquired only by investors able to commit their funds for an extended period of time.  To the extent that the Notes trade, they may trade at a price either higher or lower than their principal amount depending on interest rates, the rating (if any) on such Notes and other factors.

General Market Risk.  With respect to its fixed income investments, the Fund also is exposed to liquidity risk and interest rate risk.  Liquidity risk has become more pronounced for other types of fixed income securities because of the deterioration in worldwide economic and liquidity conditions.  Even in the absence of a credit downgrade or default, the price of fixed income securities held by the Fund may decline significantly due to a reduction in market demand.  In addition, the Fund is subject to the risk that an increase in prevailing interest rates will cause the value of its investments to decline.  The risk associated with increases in interest rates (also called “interest rate risk”) is generally greater to the extent the Fund invests in fixed income securities with longer durations and in some cases duration can increase.

The extent to which a security’s value moves with interest rates is referred to as interest rate duration, which can be measured mathematically or empirically.  Longer-maturity investments generally have longer interest rate durations because the investment’s fixed rate is locked in for longer periods of time.  Floating-rate or adjustable-rate securities, however, generally have shorter interest rate durations because their interest rates are not fixed but rather float up and down with the level of prevailing interest rates.  The Fund also may invest, from time to time, in fixed income securities paying no interest, such as zero coupon and principal-only securities.  To the extent that the Fund makes investments in fixed income securities paying no interest, the Fund will be exposed to additional interest rate risk.  In addition, investment in original issue discount (“OID”) instruments such as zero-coupon and principal-only securities create the following risks:

•
The higher interest rates of OID instruments reflect the payment deferral and credit risk associated with them.  Investors in the Fund share the risks and rewards of OID and market discount.  These risks, however, are not shared by the Fund’s adviser, who collects higher incentive fees (if any) and, in the case of payment-in-kind loans, higher asset-based fees (if any) with no deferral of cash payments and no repayment obligation to the Fund should any of these loans prove ultimately uncollectible.

•
OID instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral.

•	OID instruments generally represent a significantly higher credit risk than coupon loans.

•
OID income received by the Fund may create uncertainty about the source of the Fund’s cash distributions.  For accounting purposes, any cash distributions to shareholders representing OID or market discount income are not treated as coming from paid-in capital, even though the cash to pay them comes from the offering proceeds.  Thus, although a distribution of OID or market discount interest comes from the cash invested by the shareholders, Section 19(a) of the 1940 Act does not require that shareholders be given notice of this fact by reporting it as a return of capital.

•
If the Fund invests in payment-in-kind (“PIK”) debt, the deferral of PIK interest has the simultaneous effects of increasing the assets under management and increasing the base management fee (if any) at a compounding rate, while generating investment income and increasing the incentive fee (if any) at a compounding rate.  In addition, the deferral of PIK interest also reduces the loan-to-value ratio at a compounding rate.

•	OID and market discount instruments create the risk of non-refundable cash payments to the adviser based on non-cash accruals that ultimately may not be realized.

Generally, when interest rates on short term U.S. Treasury obligations equal or approach zero, the Fund may have a negative return to the extent that it invests a substantial portion of its assets in U.S. Treasury obligations (not taking into account derivatives trading activity).

Credit and Counterparty Risk.  The Fund is subject to the risk that the issuer or guarantor of a fixed income security, the counterparty to a repurchase agreement or reverse repurchase agreement or other OTC derivatives contract, or a borrower of the Fund’s securities will be unable or unwilling to make timely principal, interest, or settlement payments or otherwise to honor its obligations.  This risk is particularly acute in environments (like those experienced recently) in which financial services firms are exposed to systemic risks of the type evidenced by the insolvency of Lehman Brothers in 2008 and subsequent market disruptions.

Credit risk for fixed income securities is the risk that the issuer will be unable to make scheduled contractual payments of principal and interest.  The value of a fixed income security normally will decline as a result of the issuer’s defaulting on its payment obligations or the market’s expectation of a default, which may be triggered by the downgrading of the issuer’s credit rating.

The obligations of issuers also are subject to bankruptcy, insolvency, and other laws affecting the rights and remedies of creditors.  The Fund also will be exposed to credit risk on the reference security to the extent it writes protection under credit default swaps.  See “Derivatives Risk” below for more information regarding risks associated with the use of credit default swaps.

The Fund is exposed to counterparty risk to the extent it uses OTC derivatives (such as swap contracts), enters into repurchase agreements, or lends its portfolio securities.  See “Derivatives Risk” below for more information.  If a counterparty’s obligation to the Fund is not collateralized, then the Fund is essentially an unsecured creditor of the counterparty.  If the counterparty defaults, the Fund will have contractual remedies, but the Fund may be unable to enforce them.  The creditworthiness of a counterparty may be adversely affected by larger than average volatility in the markets, even if the counterparty’s net market exposure is small relative to its capital.  Counterparty risk is still present even if a counterparty’s obligations are secured by collateral because the Fund’s interest in collateral may not be perfected or additional collateral may not be promptly posted as required.  OTC derivatives generally involve greater credit and counterparty risk than exchange-traded derivatives.  Counterparty risk may also be greater for certain OTC derivatives where the Fund enters into a prime broker or other similar arrangement (e.g., with respect to swap transactions).

The Fund is also subject to counterparty risk to the extent they execute a significant portion of its securities transactions through a single broker or dealer.  If the broker or dealer fails to meet its contractual obligations, goes bankrupt, or otherwise experiences a business interruption, the Fund could miss investment opportunities or be unable to dispose of investments its would prefer to sell, resulting in losses for the Fund.

Credit Rating Risk.  Rating agencies are private services that provide ratings of the credit quality of fixed income securities.  Ratings assigned by to fixed income securities by a rating agency, such as Moody’s, S&P, and Fitch, are not absolute standards of credit quality and do not evaluate market risks.  Rating agencies may fail to make timely changes in credit ratings, and an issuer’s current financial condition may be better or worse than a rating indicates.

Unrated Securities Risk.  The Fund may purchase unrated securities, i.e., securities that are not rated by a rating agency.  Unrated securities may be less liquid than comparable rated securities and involve the risk that the portfolio manager may not accurately evaluate the security’s comparative credit rating.  To the extent that the Fund invests in unrated securities, the Fund’s success in achieving its investment objective may depend more heavily on the portfolio manager’s credit analysis than if the Fund had invested exclusively in rated securities.

Derivatives Risk.  Derivatives are financial contracts the value of which depends on, or is derived from, the value of underlying assets, reference rates, or indices, and include swap contracts, futures and other OTC contracts.  The Adviser principally intends to utilize derivative instruments in a manner that it believes will be likely to capture returns that are potentially available from changes in the U.S. Treasury yield curve.  The Fund may also enter into swaps and futures transactions for the purpose of seeking favorable returns relating to the spread between U.S. dollar swap rates and U.S. Treasury securities.

The use of derivatives involves risks different from, and potentially greater than, the risks associated with investing directly in securities and other more traditional assets.  In particular, the use of OTC derivatives exposes the Fund to the risk that the counterparty to a derivatives contract will be unable or unwilling to make timely settlement payments or otherwise to honor its obligations.  OTC derivatives contracts typically can be closed out only with the other party to the contract.  If the counterparty defaults, the Fund will have contractual remedies, but may not be able to enforce them.  Because the contract for each OTC derivative is individually negotiated, the counterparty may interpret contractual terms (e.g., the definition of default) differently than the Fund and if that occurs, the Fund may decide not to pursue its claims against the counterparty rather than incur the cost and unpredictability of legal proceedings.  The Fund, therefore, may be unable to obtain payments the Adviser believes are owed to it under OTC derivatives contracts or those payments may be delayed or made only after the Fund has incurred the costs of litigation.

Sometimes, the Fund may post or receive collateral related to changes in the market value of a derivative.  In addition, the Fund may invest in derivatives that do not require the collateral to be regularly marked-to-market (e.g., certain OTC derivatives), that require collateral but the Fund’s security interest in it is not perfected, or that require a significant upfront deposit by the Fund unrelated to the derivative’s intrinsic value.  Even where obligations are required by contract to be collateralized, there is usually a lag between the day the collateral is called for and the day the Fund receives it.  When a counterparty’s obligations are not fully secured by collateral, the Fund is exposed to the risk of having limited recourse if the counterparty defaults.  The Fund may invest in derivatives with a limited number of counterparties, and events affecting the creditworthiness of any of those counterparties may have a pronounced effect on the Fund.  Derivatives risk is particularly acute in environments (like those experienced recently) in which financial services firms are exposed to systemic risks of the type evidenced by the insolvency of Lehman Brothers and subsequent market disruptions.  During these periods of market disruptions, the Fund may have a greater need for cash to provide collateral for large swings in its mark-to-market obligations under the derivatives used by the Fund.

Derivatives also present risks described elsewhere in this Item, including market risk, liquidity risk, currency risk, credit and counterparty risk, and risk relating to the use of leverage.  Many derivatives, in particular OTC derivatives, are complex and their valuation often requires modeling and judgment, which increases the risk of mispricing or improper valuation, and there can be no assurance that the pricing models employed by the Adviser or other valuation sources will produce valuations that are consistent with the values realized when OTC derivatives are actually closed out or sold.  This valuation risk is more pronounced when the Fund enters into OTC derivatives with specialized terms because the value of those derivatives in some cases is determined only by reference to similar derivatives with more standardized terms.  As a result, improper valuations may result in increased cash payments to counterparties, undercollateralization and/or errors in the calculation of the Fund’s net asset value.

There can be no assurance that the Fund’s use of derivatives will be effective or will have the desired results.  Moreover, suitable derivatives may not be available in all circumstances.  For example, the economic costs of taking some derivative positions may be prohibitive, and if a counterparty or its affiliate is deemed to be an affiliate of the Fund, the Fund may not be permitted to trade with that counterparty.  In addition, the Adviser may decide not to use derivatives to hedge or otherwise reduce the Fund’s risk exposures.

Derivatives also involve the risk that changes in their value may not correlate perfectly with the assets, rates, or indices they are designed to track.  In addition, if the Fund uses credit default swaps to obtain synthetic long exposure to a fixed income security as an alternative to purchasing that security directly, the Fund will be exposed to the risk that it will be required to pay the notional value of the swap contract in the event of a default.

Among other trading agreements, the Fund may be party to International Swaps and Derivatives Association, Inc. Master Agreements (“ISDA Agreements”) or other similar types of agreements with select counterparties that generally govern over-the-counter derivative transactions entered into by the Fund.  The ISDA Agreements typically include representations and warranties as well as contractual terms related to collateral, events of default, termination events, and other provisions.  Termination events may include the decline in the net assets of the Fund below a certain level over a specified period of time and entitle a counterparty to elect to terminate early with respect to some or all the transactions under the ISDA Agreement with that counterparty.  Such an election by one or more of the counterparties could have a material adverse impact on the Fund’s operations.

Swap contracts and other OTC derivatives are highly susceptible to liquidity risk (see “Liquidity Risk” above) and credit and counterparty risk (see “Credit and Counterparty Risk” below).  The use of derivatives may cause the Fund to be leveraged in relation to its assets (see “Leveraging Risk” below).

Leveraging Risk.  The Fund’s use of derivatives, as well as certain other potential investments (e.g., reverse repurchase agreements and securities lending), may cause its portfolio to be leveraged – i.e., the Fund’s exposure to underlying securities, assets, or currencies may exceed its net asset value.  Leverage increases the Fund’s portfolio losses when the value of its investments declines.  Because many derivatives have a leverage component (i.e., a notional value in excess of the assets needed to establish and/or maintain the derivative position), adverse changes in the value or level of the underlying asset, rate, or index may result in a loss substantially greater than the amount invested in the derivative itself.  In the case of swaps, the risk of loss generally is related to a notional principal amount, even if the parties have not made any initial investment.  Some derivatives have the potential for unlimited loss, regardless of the size of the initial investment.  The Fund’s portfolio will also be leveraged if it borrows money to settle investment transactions.  In addition, the Fund may manage some of derivative positions by offsetting derivative positions against one another or against other assets.  To the extent offsetting positions do not behave in relation to one another as expected, the Fund may perform as if it were leveraged.

Control Risk.  It is expected that BBPLC or an affiliate will own 100% of the Funds’ Common Shares, and that one or more other Barclays Entities (as defined below) will own 100% of the Fund’s Preferred Shares.  Together, therefore, it is expected that BBPLC and the Barclays Entities will control 100% of the voting interests in the Fund.  Holders of any Notes generally will not have any voting rights.  As a result, holders of Notes will not be able to affect the outcome of any matter put to a shareholder vote.

Market Disruption And Geopolitical Risk.  The Fund is subject to the risk that geopolitical events will disrupt securities markets and adversely affect global economies and markets.  The wars in Iraq and Afghanistan have had a substantial effect on economies and securities markets in the U.S. and worldwide.  Terrorism in the U.S. and around the world has had a similar global impact and has increased geopolitical risk.  The terrorist attacks of September 11, 2001 resulted in the closure of some U.S. securities markets for four days, and similar future events are possible.  War, terrorism, and related geopolitical events have led, and in the future may lead, to increased short-term market volatility and may have adverse long-term effects on U.S. and world economies and markets generally.  Likewise, systemic market dislocations of the kind surrounding the insolvency of Lehman Brothers in 2008 may be highly disruptive to economies and markets.  While fiscal year 2010 and the first quarter of 2011 had witnessed more stabilized market conditions, market disruptions have continued to occur, such as those surrounding the recent sovereign debt crises in the U.S. and Europe and the downgrade of the U.S. credit rating.  Risks to a robust resumption of economic growth persist, including continued weak consumer confidence and high unemployment, the growing size of the U.S. federal budget deficit, and the threat of inflation.  Those events as well as other changes in foreign and domestic economic and political conditions also could adversely affect individual issuers or related groups of issuers, securities markets, interest rates, credit ratings, inflation, investor sentiment, and other factors affecting the value of the Fund’ investments.  At such times, the Fund’s exposure to the risks described elsewhere in this Item, including market risk, liquidity risk, foreign investment risk, currency risk, and credit and counterparty risk, will likely increase.  Market disruptions can also prevent the Fund from implementing its investment program for a period of time and achieving its investment objectives.  For example, a disruption may cause the Fund’s derivative counterparties to discontinue offering derivatives on some underlying commodities, securities, reference rates, or indices or to offer such products on a more limited basis, or the current global economic crisis may strain the U.S. Treasury’s ability to satisfy its obligations.

Risks Arising from U.S. Regulatory Requirements and the Implementation of U.S. Financial Regulatory Reform.  The Bank Holding Company Act of 1956 (the “BHCA”) is applicable to BBPLC and its subsidiaries, including those involved with the Fund (the “Barclays Entities”), by virtue of BBPLC’s operation of U.S. branches and agencies.   The BHCA subjects Barclays Entities to various restrictions on their activities which may affect the Fund.  In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, among other things, severely limits the ability of covered banks and their affiliated entities, such as BBPLC and its subsidiaries, from engaging in “proprietary trading” and sponsoring or investing in hedge funds and private equity funds, after the effective date of regulations to be adopted under the so-called “Volcker Rule” provisions of that Act.   The precise contours of the Volcker Rule’s restrictions have yet to be worked out.  Application of the Volcker Rule to the Fund structure could affect the ability of BBPLC and the Barclays Entities to invest in the Fund and the ability of the Barclays Entities to enter into certain relationships with the Fund, in which case the Fund may not be viable.  The Act and various other regulatory proposals also call for new regulation of the derivatives markets, including with respect to swaps and other OTC contracts and investment vehicles (such as the Fund) that trade in such products.  The extent and full impact of regulatory changes being brought about by the Act and other potential regulatory developments are not yet known and cannot be predicted at this time, but may affect the performance or viability of the Fund.

Non-Diversification Risk.  The Fund is not a “diversified” investment company within the meaning of the 1940 Act.  This means that the Fund is allowed to invest in the securities of a relatively small number of issuers.  The Fund will be subject to an asset diversification requirement pursuant to Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), discussed below in “Material U.S. Federal Income Tax Considerations” under Item 23.  This will be, however, the only diversification requirement to which the Fund must adhere.  As a result, the Fund may be subject to greater credit, market, and other risks, and poor performance by a single investment may have a greater impact on the Fund’s performance than if it were diversified.

Failure to Qualify as a RIC under Subchapter M of the Code.  If the Fund is unable to comply with the source-of-income, asset diversification and distribution requirements necessary to maintain its status as a regulated investment company (“RIC”) for U.S. federal income tax purposes, or if the Fund fails to maintain its registered status under the 1940 Act, the Fund generally will not continue to qualify for pass-through tax treatment as a RIC, and thus will be subject to corporate-level U.S. federal income taxes, which will reduce the return on the Fund’s investments.  As such, the Fund’s failure to qualify for tax treatment as a RIC would have a material adverse effect on the Fund and its net asset value.  For additional information, see “Material U.S. Federal Income Tax Considerations” under Item 23 below.

ITEM 9.  MANAGEMENT

Board of Directors

The directors (the “Directors”) have responsibility for general oversight of the Fund’s business affairs, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business.

Investment Adviser and Portfolio Management

Prior to the commencement of trading, the Fund expects to enter into an advisory agreement with an adviser (the “Adviser”) to the Fund.  Disclosure with respect to such arrangement will be included in an amendment to this registration statement.  Prior to appointment of the Adviser, the Fund’s assets will be invested in short-term, high grade fixed-income securities, as directed by the Board of Directors.

Part B of this Registration Statement provides additional information about each portfolio manager’s compensation, other accounts managed, and ownership of securities in the Fund.

Administrator

Pursuant to a Fund Services Agreement between the Fund and JPMorgan Chase Bank, N.A. (“JPM”), JPM has agreed to provide all administrative services to the Fund (including but not limited to corporate secretarial and treasury services) that are not provided by the Fund’s other service providers.  For these services, the Fund pays JPM a monthly fee at the annual rate of 0.03% of the Fund’s average monthly net assets (with respect to each calendar month, as determined by averaging the value of the Fund’s net assets on the last business day of such month with the value of the Fund’s net assets on the last business day of the immediately preceding calendar month), subject to a minimum of $100,000 per annum.

Custodian

JPM, One Chase Manhattan Plaza, New York, NY 10005, serves as custodian of the Fund assets.  Barclays Bank PLC (“BBPLC”), 5 The North Colonnade, Canary Wharf, London, E14 4BB, United Kingdom, may be appointed as a sub-custodian responsible for maintaining short-term cash deposits for the Fund.

Fund Expenses

The Fund will bear all the expenses of its own operations, including, but not limited to, investment, legal, audit, fund accounting, transfer agency, custody, registration and organizational expenses, as well as transaction-related costs incurred directly by the Fund, except to the extent paid by a shareholder or its affiliate in such shareholder or affiliate’s sole discretion.

Control Persons

As of the date of the filing of this Registration Statement, the Fund has issued one Common Share to a wholly-owned subsidiary of BBPLC and one Preferred Share to an indirect wholly-owned subsidiary of BBPLC.  It is expected that Barclays Bank PLC or an affiliate will hold 100% of the Fund’s Common Shares and that the Barclays Entities will hold 100% of the Fund’s Preferred Shares.

ITEM 10.  CAPITAL STOCK, LONG-TERM DEBT AND OTHER SECURITIES

Capital Stock

Common Shares. The Amended and Restated Limited Liability Company Agreement of the Fund (the “LLC Agreement”) authorizes the issuance of an unlimited number of Common Shares.  The Common Shares will have a par value of $0.01 per share and have equal rights to the payment of dividends and the distribution of assets upon liquidation of the Fund.  The Common Shares will, when issued, be fully paid and non-assessable.  Distributions may be paid to the holders of Common Shares (the “Common Shareholders”) if, as and when authorized by the Board of Directors and declared by the Fund out of funds legally available therefor.  However, so long as any Preferred Shares (as defined below) are outstanding, Common Shareholders will not be entitled to receive any cash distributions from the Fund unless all accrued dividends on such Preferred Shares have been paid, and unless asset coverage (as defined in the 1940 Act) with respect to such Preferred Shares would be at least 200% after giving effect to the distributions.  In the event of the Fund’s liquidation, dissolution or winding up, each Common Share will be entitled to share ratably in all of the Fund’s assets that are legally available for distribution after the Fund pays all debts and other liabilities and subject to any preferential rights of holders of any outstanding Preferred Stock.  To the extent the Fund issues Notes, they will have similar priority rights in respect of distributions either in the ordinary course or at liquidation, dissolution or wind-up.

Except as otherwise required by applicable law, Common Shareholders will vote together with holders of Preferred Shares (the “Preferred Shareholders”) as a single class.  Subject to the right of the Preferred Shareholders to elect Directors (as further described below in “Preferred Shares”), Common Shareholders are expected to hold shares entitling them to a 50% vote on all matters submitted to a vote of stockholders.  There will not be any right to cumulative voting.

The LLC Agreement provides that Common Shareholders shall have no right to acquire, purchase or subscribe for any shares or securities of the Fund, other than such right, if any, as the Board of Directors in its discretion may determine.  As of the date of this Registration Statement, no preemptive rights have been granted by the Board of Directors.  The Common Shares will have no right to conversion.

Preferred Shares.  The LLC Agreement authorizes the issuance of an unlimited number of preferred shares in one or more classes or series, with rights as determined by the Board of Directors of the Fund, by action of the Board of Directors without the approval of the Common Shareholders.  As of the date of this Registration Statement, the Board of Directors has established one series of preferred shares (the “Preferred Shares”).  The Preferred Shares will have a par value of $1.00 per share.

The Preferred Shares have the following terms, subject to applicable law and the LLC Agreement:

•	The Preferred Shares have a term of 30 years and are not redeemable.

•
Dividends may be paid to the Preferred Shareholders, at a rate of 3-month USD LIBOR plus 130 bps, if and when declared by the Board of Directors.  Accrued but unpaid dividends will accumulate and compound at such dividend rate.

•	The liquidation value of each Preferred Share will equal its par value plus accrued but unpaid dividends.

Under the 1940 Act, the Preferred Shares would have an aggregate liquidation value of up to one-half of the value, depending on the number of Preferred Shares issued, of the Fund’s total net assets, measured immediately after issuance of the Preferred Shares.  In addition, the Fund is not permitted to declare any cash dividend or other distribution on its Common Shares unless the liquidation value of the Preferred Shares is less than one-half of the value of the Fund’s total net assets (determined after deducting the amount of such dividend or distribution) immediately after the distribution.  The Preferred Shares would have complete priority over the Common Shares as to distribution of assets.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Fund, Preferred Shareholders would be entitled to receive a preferential liquidating distribution (expected to equal its liquidation value as described above) before any distribution of assets is made to Common Shareholders.  After payment of the full amount of the liquidating distribution to which they are entitled, Preferred Shareholders would not be entitled to any further participation in any distribution of assets by the Fund.  A consolidation or merger of the Fund with or into any corporation or other business entity that will carry on the operations of the Fund, or a sale of all or substantially all of the assets of the Fund, would not be deemed to be a liquidation, dissolution or winding up of the Fund.

In connection with the issuance of Preferred Shares, the Fund must comply with Section 18(i) of the 1940 Act, which requires, among other things, that Preferred Shares be voting shares and have equal voting rights with Common Shares.  Except as otherwise required by applicable law, Preferred Shareholders will vote together with Common Shareholders as a single class.  Subject to the right of the Preferred Shareholders to elect Directors as further described below, Preferred Shareholders are expected to hold shares entitling them to a 50% vote on all matters submitted to a vote of stockholders.

The Fund’s Directors will be elected by Common Shareholders and Preferred Shareholders, voting together as a single class, except that the Preferred Shareholders would have the right, voting as a class, to elect at least two Directors.  In addition, if at any time dividends on the Fund’s outstanding Preferred Shares would be unpaid in an amount equal to two full years’ dividends thereon, the holders of all outstanding Preferred Shares, voting as a separate class, would be entitled to elect a majority of the Fund’s Directors until all dividends in arrears have been paid or declared and set apart for payment.

The affirmative vote of the holders of a majority of the Fund’s outstanding Preferred Shares, voting as a separate class, would be required to, among other things, (1) take certain actions that would affect the preferences, rights, or powers of such class or (2) authorize or issue any class ranking prior to the Preferred Shares.  Except as may otherwise be required by law, (1) the affirmative vote of the holders of at least two-thirds of the Fund’s Preferred Shares outstanding at the time, voting as a separate class, would be required to approve any conversion of the Fund from a closed-end to an open-end investment company and (2) the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a separate class, would be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares; provided however, that such separate class vote would be a majority vote if the action in question has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of Directors fixed in accordance with the LLC Agreement.  The affirmative vote of the holders of a majority of the outstanding Preferred Shares, voting as a separate class, would be required to approve any action not described in the preceding sentence requiring a vote of security holders under Section 13(a) of the 1940 Act including, among other things, changes in the investment restrictions described as fundamental policies in this Registration Statement.  The class vote of Preferred Shareholders described above would be in addition to any separate vote of the requisite percentage of Common Shares and Preferred Shares necessary to authorize the action in question.

The foregoing description of the Common Shares and the Preferred Shares is intended only as a summary and are qualified in their entirety by reference to the full text of the LLC Agreement of the Fund, which is filed as an exhibit to this Registration Statement.

Debt Securities

Notes.  The Fund may issue notes (the “Notes”) in one or more series, with rights as determined by the Board of Directors of the Fund, by action of the Board of Directors without the approval of the Fund’s stockholders.  Barclays Wealth, a division of BBPLC, is expected to act as placement agent for the Notes and, in that capacity, may receive a fee from the proceeds of the Notes that would otherwise be payable to the Fund.  In addition to any such fee, BBPLC may make management accounting adjustments in favor of Barclays Wealth for its placement of the Notes.

Holders of Notes generally will not have any voting rights.

Under the 1940 Act, the Fund is permitted to issue multiple classes of indebtedness if its asset coverage is at least equal to 300% immediately after each such issuance.  In addition, while any indebtedness remain outstanding, the Fund must make provisions to prohibit any distribution to its stockholders or the repurchase of such securities or shares unless it meets the asset coverage ratios at the time of the distribution or repurchase.  The Fund may also borrow amounts up to 5% of the value of its total assets for temporary or emergency purposes without regard to asset coverage.

Federal Income Taxes

The Fund will elect to be treated as a RIC under Subchapter M of the Code.  Accordingly, the Fund intends to make sufficient distributions of its net investment income and gains to its shareholders to avoid having to pay corporate-level taxes or excise taxes on its income.  Distributions of Fund income to its shareholders will be ordinary income to the extent attributable to ordinary dividends and net short-term capital gain, and long-term capital gain in the case of distributions of net capital gain.  Shareholders may be subject to the U.S. federal alternative minimum tax on their taxable income from the Fund, depending on their individual circumstances.  Shareholders should consult with their own tax advisors with respect to the alternative minimum tax consequences of their investment in the Fund.  If a shareholder is a Non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations” below), certain dividends that the shareholder will receive from the Fund may be subject to federal withholding tax.  To the extent that the Fund’s distributions consist of ordinary dividends or other payments that are subject to withholding, the Fund will withhold federal income tax at the rate of 30% (or such lower rate as may be determined in accordance with any applicable treaty).  For the Fund’s taxable years beginning before January 1, 2012, distributions of “short-term capital gain dividends” as defined for U.S. federal income tax purposes generally will be exempt from U.S. withholding tax.  The Fund will provide each shareholder with information about the amount and nature of the income and gains that the shareholder receives or is deemed to receive after the end of each year.  For a more detailed discussion of certain material U.S. federal income tax considerations for the Fund and its holders, see “Material U.S. Federal Income Tax Considerations” in Item 23 below.

Securities Outstanding

As of the date of this Registration Statement, the Fund has the following outstanding classes of securities:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Fund or for its Account	(4) Amount Outstanding Exclusive of Amount Shown Under (3)
Common Shares	Unlimited	None	One
Preferred Shares	Unlimited	None	One

Securities Ratings

Not applicable.

ITEM 11.  DEFAULTS AND ARREARS ON SENIOR SECURITIES

Not applicable.

ITEM 12.  LEGAL PROCEEDINGS

Neither the Fund [,the Adviser] nor [BBPLC (Barclays Wealth)], the Fund’s placement agent in respect of the Notes (if issued), is a party to any pending legal proceeding that is likely to have a material adverse effect upon (1) either of the Adviser’s or Barclays wealth ability to perform its contract with the Fund; or (2) the Fund; nor is any of them subject to any such proceeding instituted, or any such proceeding known to be contemplated, by a governmental authority.

ITEM 13.  TABLE OF CONTENTS OF PART B

PART B

ITEM 14.  COVER PAGE

The name of the registrant is Triangle Fund LLC (the “Fund”).  This Part B, dated [-----], 2012, is not a prospectus.  The Fund does not have a prospectus because it is not registered under the 1933 Act.  This Part B relates to Part A, dated [-----], 2012, of this Registration Statement and should be read in conjunction therewith.  A copy of Part A may be obtained by contacting the Fund at (212) 412-7552.

ITEM 15.  TABLE OF CONTENTS

ITEM 16.  GENERAL INFORMATION AND HISTORY

Not applicable.

ITEM 17.  INVESTMENT OBJECTIVES AND POLICIES

The investment objective and policies, including all fundamental policies, of the Fund are described under Item 8 of Part A of this Registration Statement.

It is not possible to predict the Fund’s portfolio turnover rate with certainty, and the Fund has not adopted any policy that directly addresses portfolio turnover.  It should be noted, however, that higher levels of portfolio turnover may result in higher transaction costs and higher levels of taxable realized capital gains.

The following discussion supplements the disclosure in Item 8 regarding the risks of potential investments that the Fund may make.

Debt and Other Fixed Income Securities

Debt and other fixed income securities include fixed and floating rate securities of any maturity.  Fixed rate securities pay a specified rate of interest or dividends.  Floating rate securities pay a rate that is adjusted periodically by reference to a specified index or market rate.  Fixed and floating rate securities include securities issued by federal, state, local, and foreign governments and related agencies, and by a wide range of private issuers.  Indexed bonds are a type of fixed income security whose principal value and/or interest rate is adjusted periodically according to a specified instrument, index, or other statistic (e.g., another security, inflation index, currency, or commodity).

Holders of fixed income securities are exposed to both market and credit risk.  Market risk (or “interest rate risk”) relates to changes in a security’s value as a result of changes in interest rates.  In general, the values of fixed income securities increase when interest rates fall and decrease when interest rates rise.  Credit risk relates to the ability of an issuer to make payments of principal and interest.  Obligations of issuers are subject to bankruptcy, insolvency and other laws that affect the rights and remedies of creditors.  Fixed income securities denominated in foreign currencies also are subject to the risk of a decline in the value of the denominating currency.

Because interest rates vary, the future income that the Fund may realize from investing in fixed income securities cannot be predicted with certainty.  Future income also will be affected by changes in those securities’ indices over time (e.g., changes in inflation rates, currency rates, or commodity prices).

Cash and Other High Quality Investments

The Fund may temporarily invest a portion of its assets in cash or cash items for temporary defensive purposes, pending other investments, or to maintain liquid assets required in connection with some of the Fund’s investments.  These cash items and other high quality debt securities may include money market instruments, such as securities issued by the United States Government and its agencies, bankers’ acceptances, commercial paper, and bank certificates of deposit.

U.S. Government Securities

U.S. government securities include securities issued or guaranteed by the U.S. government or its authorities, agencies, or instrumentalities.  Different kinds of U.S. government securities have different kinds of government support.  For example, some U.S. government securities (e.g., U.S. Treasury bonds) are supported by the full faith and credit of the United States.  Other U.S. government securities are issued or guaranteed by federal agencies or government-chartered or -sponsored enterprises but are neither guaranteed nor insured by the U.S. government (e.g., debt securities issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”), and Federal Home Loan Banks (“FHLBs”)).  As with issuers of other fixed income securities, sovereign issuers may be unable or unwilling to make timely principal or interest payments.

As with other fixed income securities, U.S. government securities expose their holders to market risk because their values typically change as interest rates fluctuate.  For example, the value of U.S. government securities may fall during times of rising interest rates.  Yields on U.S. government securities tend to be lower than those of corporate securities of comparable maturities.

Reverse Repurchase Agreements

The Fund may enter into reverse repurchase agreements with banks and brokers to enhance return.  Reverse repurchase agreements involve sales by the Fund of portfolio securities concurrently with an agreement by the Fund to repurchase the same securities at a later date at a fixed price.  During the reverse repurchase agreement period, the Fund continues to receive principal and interest payments on the securities and also has the opportunity to earn a return on the collateral furnished by the counterparty to secure its obligation to redeliver the securities.

To the extent that the Fund enters into reverse repurchase agreements, it must maintain cash, U.S. government securities, or other liquid assets equal in value to its obligations under those agreements.  If the buyer in a reverse repurchase agreement files for bankruptcy or becomes insolvent, the Fund’s use of proceeds from the sale of its securities may be restricted while the other party or its trustee or receiver determines whether to honor the Fund’s right to repurchase the securities.  Furthermore, in that situation the Fund may be unable to recover the securities it sold in connection with a reverse repurchase agreement and as a result would realize a loss equal to the difference between the value of the securities and the payment it received for them.  This loss would be greater to the extent the buyer paid less than the value of the securities the Fund sold to it (e.g., a buyer may only be willing to pay $95 for a bond with a market value of $100).  Additionally, reverse repurchase agreements entail the same risks as over-the-counter derivatives.  These include the risk that the counterparty to the reverse repurchase agreement may not be able to fulfill its obligations, that the parties may disagree as to the meaning or application of contractual terms, or that the instrument may not perform as expected.

Securities Lending

The Fund may make secured loans of its portfolio securities amounting to not more than one-third of its total assets.  For these purposes, total assets include the proceeds of such loans.  Securities loans would be made to broker-dealers that the Adviser believes to be of relatively high credit standing pursuant to agreements requiring that the loans be collateralized by cash, liquid securities, or shares of other investment companies with a value at least equal to the market value of the loaned securities (marked to market daily).  If a loan is collateralized by U.S. government or other securities, the Fund receives a fee from the borrower.  If a loan is collateralized by cash, the Fund typically invests the cash collateral for its own account in one or more money market funds (in which case the Fund will bear its pro rata share of such money market fund’s fees and expenses), or directly in interest-bearing, short-term securities, and typically pays a fee to the borrower that normally represents a portion of the Fund’s earnings on the collateral.  As with other extensions of credit, the Fund bears the risk of delay in the recovery of loaned securities and of loss of rights in the collateral should the borrower fail financially.  The Fund also bears the risk that the value of investments made with collateral may decline.

Voting rights or rights to consent with respect to the loaned securities pass to the borrower.  The Fund has the right to call loans at any time on reasonable notice and will do so if both (i) the Adviser receives adequate notice of a proposal upon which shareholders are being asked to vote, and (ii) the Adviser believes that the benefits to the Fund of voting on such proposal outweigh the benefits to the Fund of having the security remain out on loan.  However, the Fund bears the risk of delay in the return of the security, impairing the Fund’s ability to vote on such matters.

Derivatives

General.  The Fund may utilize options, futures contracts, options on futures contracts, forward contracts, swaps, swaptions, caps, floors, collars and other derivative instruments (collectively, “derivatives”).  The Fund may use derivatives for any purpose, including as a substitute for other investments, to attempt to enhance its return or yield and to alter the investment characteristics of its portfolio (including to attempt to mitigate risk of loss in some fashion, or “hedge”).  Except as otherwise provided in this Registration Statement or by applicable law, the Fund may purchase and sell any type of derivative.  The Fund may choose not to make use of derivatives for a variety of reasons, and no assurance can be given that any derivatives strategy employed will be successful.  Recent legislation calls for new regulation of the derivatives markets.  The extent and impact of the regulation is not yet known and may not be known for some time.  Any new regulations could adversely affect the value, availability and performance of derivative instruments, may make them more costly, and may limit or restrict their use by the Fund.  The use of derivatives may be limited by applicable law and any applicable regulations of the SEC, the CFTC, or any exchanges on which derivatives may be traded.  In addition, the Fund’s ability to use derivatives may be limited by tax considerations.

In addition to the instruments and strategies discussed in this section, the Adviser may discover additional opportunities in connection with derivatives and other similar or related techniques.  These opportunities may become available as the Adviser develops new techniques, as regulatory authorities broaden the range of permitted transactions and as new derivatives or other techniques are developed.  The Adviser may utilize these opportunities and techniques to the extent that they are consistent with the Fund’s investment objective and permitted by its investment limitations and applicable regulatory authorities.  These opportunities and techniques may involve risks different from or in addition to those summarized herein.  This discussion is not intended to limit the Fund’s investment flexibility, unless such a limitation is expressly stated, and therefore will be construed by the Fund as broadly as possible.  Statements concerning what the Fund may do are not intended to limit any other activity.  Also, as with any investment or investment technique, even when the Registration Statement indicates that the Fund may engage in an activity, it may not actually do so for a variety of reasons, including cost considerations.

Summary of Certain Risks.  The use of derivatives involves special considerations and risks, certain of which are summarized below, and may result in losses to the Fund.  In general, the use of derivatives may increase the volatility of the Fund and may involve a small investment of cash relative to the magnitude of the risk or exposure assumed.  Even a small investment in derivatives may magnify or otherwise increase investment losses to the Fund.  There can be no assurance that any derivatives strategy will succeed.

•	Derivatives are subject to the risk that the market value of the derivative itself or the market value of underlying instruments will change in a way adverse to the Fund’s interest. Many derivatives are complex, and successful use of them depends in part upon the Adviser’s ability to forecast correctly future market trends and other financial or economic factors or the value of the underlying security, interest rate or other instrument or measure.  Even if the Adviser’s forecasts are correct, other factors may cause distortions or dislocations in the markets that result in unsuccessful transactions.  Derivatives may behave in unexpected ways, especially in abnormal or volatile market conditions.

•
The Fund may be required to maintain assets as “cover,” maintain segregated accounts, post collateral or make margin payments when it takes positions in derivatives.  Assets that are segregated or used as cover, margin or collateral may be required to be in the form of cash or liquid securities, and typically may not be sold while the derivative position is open unless they are replaced with other appropriate assets.  If markets move against the Fund’s position, the Fund may be required to maintain or post additional assets and may have to dispose of existing investments to obtain assets acceptable as collateral or margin.  This may prevent it from pursuing its investment objective.  Assets that are segregated or used as cover, margin or collateral typically are invested, and these investments are subject to risk and may result in losses to the Fund.  These losses may be substantial, and may be in addition to losses incurred by using the derivative in question.  If the Fund is unable to close out its positions, it may be required to continue to maintain such assets or accounts or make such payments until the positions expire or mature, and the Fund will continue to be subject to investment risk on the assets.  Segregation, cover, margin and collateral requirements may impair the Fund’s ability to sell a portfolio security or to make an investment at a time when it would otherwise be favorable to do so, or require the Fund to sell a portfolio security or close out a derivatives position at a disadvantageous time or price.

•
The Fund’s ability to close out or unwind a position in a derivative prior to expiration or maturity depends on the existence of a liquid market or, in the absence of such a market, the ability and willingness of the counterparty to enter into a transaction closing out the position.  If there is no market or the Fund is not successful in its negotiations, the Fund may not be able to sell or unwind the derivative position at a particular time or at an anticipated price.  This may also be the case if the counterparty to the derivative becomes insolvent.  The Fund may be required to make delivery of portfolio securities or other assets underlying a derivative in order to close out a position or to sell portfolio securities or assets at a disadvantageous time or price in order to obtain cash to close out the position.  While the position remains open, the Fund continues to be subject to investment risk on the derivative.  The Fund may or may not be able to take other actions or enter into other transactions, including hedging transactions, to limit or reduce its exposure to the derivative.

•
Certain derivatives transactions may have a leveraging effect on the Fund, and adverse changes in the value of the underlying security, interest rate or other instrument or measure can result in losses substantially greater than the amount invested in the derivative itself.  When the Fund engages in transactions that have a leveraging effect, the value of the Fund is likely to be more volatile and all other risks also are likely to be compounded.  This is because leverage generally magnifies the effect of any increase or decrease in the value of an asset and creates investment risk with respect to a larger pool of assets than the Fund would otherwise have.  Certain derivatives have the potential for unlimited loss, regardless of the size of the initial investment.

•	Many derivatives may be difficult to value or may be valued subjectively. Inaccurate valuations can result in increased payment requirements to counterparties or a loss of value to the Fund.

•
Liquidity risk exists when a particular derivative is difficult to purchase or sell.  If a derivative transaction is particularly large or if the relevant market is illiquid, the Fund may be unable to initiate a transaction or liquidate a position at an advantageous time or price.  Certain derivatives, including swaps and other OTC contracts, may be considered illiquid and therefore subject to the Fund’s limitation on investments in illiquid securities.

•
In a hedging transaction there may be imperfect correlation, or even no correlation, between the identity, price or price movements of a derivative and the identity, price or price movements of the investments being hedged.  This lack of correlation may cause the hedge to be unsuccessful and may result in the Fund incurring substantial losses and/or not achieving anticipated gains.

•
Hedging strategies can reduce opportunity for gain by offsetting the positive effect of favorable price movements.  Even if the strategy works as intended, the Fund might be in a better position had it not attempted to hedge at all.

•
Derivatives transactions used for non-hedging purposes may result in losses which would not be offset by increases in the value of other portfolio holdings or declines in the cost of other instruments to be acquired.  In the event that the Fund enters into a derivatives transaction as an alternative to purchasing or selling other investments or in order to obtain desired investment exposure, the Fund will be exposed to the same risks as are incurred in purchasing or selling the other investments directly, as well as the risks of the derivatives transaction itself.

•
Certain derivatives transactions involve the risk of loss resulting from the insolvency or bankruptcy of the counterparty or the failure by the counterparty to make required payments or otherwise comply with the terms of the contract.  In the event of default by a counterparty, the Fund may have contractual remedies pursuant to the agreements related to the transaction, which may be limited by applicable law in the case of the counterparty’s bankruptcy.

•
Certain derivatives transactions, including certain swaps and options are not entered into or traded on exchanges or in markets regulated by the CFTC or the SEC.  Instead, such OTC derivatives are entered into directly by the counterparties and may be traded only through financial institutions acting as market makers.  Many of the protections afforded to exchange participants will not be available to participants in OTC derivatives transactions.  For example, OTC derivatives transactions are not subject to the guarantee of an exchange or clearinghouse and, as a result, the Fund bears greater risk of default by the counterparties to such transactions.  Information available on counterparty creditworthiness may be incomplete or outdated, thus reducing the ability to anticipate counterparty defaults.  Counterparty risk may also be greater for certain OTC derivatives where the Fund enters into a prime broker or other similar arrangement (e.g., with respect to swap transactions).

•
Swap contracts involve special risks.  Swaps may in some cases be illiquid.  In the absence of a central exchange or market for swap transactions, they may be difficult to trade or value, especially in the event of market disruptions.  The swap market is a relatively new market and is largely unregulated.  It is possible that developments in the swap market, including potential government regulation, could adversely affect the Fund’s ability to terminate existing swap agreements or to realize amounts to be received under such agreements.

•
Derivatives involve operational risk.  There may be incomplete or erroneous documentation or inadequate collateral or margin, or transactions may fail to settle.  The risk of operational failures may be higher for OTC derivatives transactions.  For derivatives not guaranteed by an exchange, the Fund may have only contractual remedies in the event of a counterparty default, and there may be delays, costs, disagreements as to the meaning of contractual terms and litigation, in enforcing those remedies.

•	Use of derivatives involves transaction costs, which may be significant. Use of derivatives also may increase the amount of taxable income to shareholders.

Hedging.  As stated above, the term “hedging” often is used to describe a transaction or strategy that is intended to mitigate risk of loss in some fashion.  Hedging strategies can be broadly categorized as “short hedges” and “long hedges.”  A short hedge is a purchase or sale of a derivative intended partially or fully to offset potential declines in the value of one or more investments held in the Fund’s portfolio.  In a short hedge the Fund takes a position in a derivative whose price is expected to move in the opposite direction of the price of the investment being hedged.  Conversely, a long hedge is a purchase or sale of a derivative intended partially or fully to offset potential increases in the acquisition cost of one or more investments that the Fund intends to acquire.  Thus, in a long hedge, the Fund takes a position in a derivative whose price is expected to move in the same direction as the price of the prospective investment being hedged.  A long hedge is sometimes referred to as an anticipatory hedge.  In an anticipatory hedge transaction, the Fund does not own a corresponding instrument and, therefore, the transaction does not relate to the instrument that the Fund owns.  Rather, it relates to an instrument that the Fund intends to acquire.  If the Fund does not complete the hedge by purchasing the instrument it anticipated purchasing, the effect on the Fund’s portfolio is the same as if the transaction were entered into for speculative purposes.

Without limiting the generality of the foregoing discussion, and as explained in Item 8 of Part A of this Registration Statement, the Fund intends principally to use derivatives as means of gaining favorable exposure to changes in the U.S. Treasury yield curve and other mispricings in the interest rate derivatives and U.S. Treasuries cash and derivative markets.  The Fund expects that, for these purposes, it will principally enter into interest rate swaps and exchange-traded U.S. Treasury futures contracts.  The Fund may also utilize other types of derivative instruments, including those described in this Registration Statement, in seeking to pursue its investment objective.

Options and Futures

Options on Securities.  The Fund may purchase and sell put and call options on fixed income or other securities in standardized exchange-traded contracts.  An option on a security is a contract that gives the holder of the option, in return for a premium, the right (but not the obligation) to buy from (in the case of a call) or sell to (in the case of a put) the writer of the option the security underlying the option at a specified price.  Upon exercise, the writer of an option on a security has the obligation to deliver the underlying security upon payment of the exercise price or to pay the exercise price upon delivery of the underlying security.

Purchasing Options on Securities. Among other reasons, the Fund may purchase a put option to hedge against a decline in the value of a portfolio security.  If such a decline occurs, the put option will permit the Fund to sell the security at the higher exercise price or to close out the option at a profit.  By using put options in this manner, the Fund will reduce any profit it might otherwise have realized in the underlying security by the amount of the premium paid for the put option and by its transaction costs.  In order for a put option purchased by the Fund to be profitable, the market price of the underlying security must decline sufficiently below the exercise price to cover the premium paid by the Fund and transaction costs.

Among other reasons, the Fund may purchase call options to hedge against an increase in the price of securities the Fund anticipates purchasing in the future.  If such a price increase occurs, a call option will permit the Fund to purchase the securities at the exercise price or to close out the option at a profit.  The premium paid for the call option, plus any transaction costs, will reduce the benefit, if any, that the Fund realizes upon exercise of the option and, unless the price of the underlying security rises sufficiently, the option may expire worthless to the Fund.  Thus, for a call option purchased by the Fund to be profitable, the market price of the underlying security must rise sufficiently above the exercise price to cover the premium paid by the Fund to the writer and transaction costs.

In the case of both call and put options, the purchaser of an option risks losing the premium paid for the option plus related transaction costs if the option expires worthless.

Writing Options on Securities.  Because the Fund would receive a premium for writing a put or call option, the Fund may seek to increase its return by writing call or put options on securities.  The premium the Fund would receive for writing an option will increase the Fund’s return in the event the option expires unexercised or is closed out at a profit.  The size of the premium the Fund receives reflects, among other things, the relationship of the market price and volatility of the underlying security to the exercise price of the option, the remaining term of the option, supply and demand, and interest rates.

The Fund may write a call option on a security or other instrument held by the Fund (commonly known as “writing a covered call option”).  In such case, the Fund limits its opportunity to profit from an increase in the market price of the underlying security above the exercise price of the option.  Alternatively, the Fund may write a call option on securities in which it may invest but that are not currently held by the Fund.  During periods of declining securities prices or when prices are stable, writing these types of call options can be a profitable strategy to increase the Fund’s income with minimal capital risk.  However, when securities prices increase, the Fund is exposed to an increased risk of loss, because if the price of the underlying security or instrument exceeds the option’s exercise price, the Fund will suffer a loss equal to the amount by which the market price exceeds the exercise price at the time the call option is exercised, minus the premium received.  Calls written on securities that the Fund does not own are riskier than calls written on securities owned by the Fund because there is no underlying security held by the Fund that can act as a partial hedge.  When such a call is exercised, the Fund must purchase the underlying security to meet its call obligation or make a payment equal to the value of its obligation in order to close out the option.  Calls written on securities that the Fund does not own have speculative characteristics and the potential for loss is unlimited.  There is also a risk, especially with less liquid preferred and debt securities, that the securities may not be available for purchase.

The Fund also may write a put option on a security.  In so doing, the Fund assumes the risk that it may be required to purchase the underlying security for an exercise price higher than its then-current market price, resulting in a loss on exercise equal to the amount by which the market price of the security is below the exercise price minus the premium received.

OTC Options.  The Fund may invest in over-the-counter (“OTC”) options.  OTC options differ from exchange-traded options in that they are two-party contracts, with price and other terms negotiated between the buyer and seller, and generally do not have as much market liquidity as exchange-traded options.

Closing Options Transactions.  The holder of an option may terminate its position in a put or call option it has purchased by allowing it to expire or by exercising the option.  If an option is American style, it may be exercised on any day up to its expiration date.  In contrast, a European style option may be exercised only on its expiration date.

In addition, a holder of an option may terminate its obligation prior to the option’s expiration by effecting an offsetting closing transaction.  In the case of exchange-traded options, the Fund, as a holder of an option, may effect an offsetting closing sale transaction by selling an option of the same series as the option previously purchased.  The Fund realizes a loss from a closing sale transaction if the premium received from the sale of the option is less than the premium paid to purchase the option (plus transaction costs).  Similarly, if the Fund has written an option, it may effect an offsetting closing purchase transaction by buying an option of the same series as the option previously written.  The Fund will realize a loss from a closing purchase transaction if the cost of the closing purchase transaction (option premium plus transaction costs) is greater than the premium received from writing the option.  If the Fund desires to sell a security on which it has written a call option, it will effect a closing purchase prior to or concurrently with the sale of the security.  There can be no assurance, however, that a closing purchase or sale can be effected when the Fund desires to do so.

An OTC option may be closed out only with the counterparty, although either party may engage in an offsetting transaction that puts that party in the same economic position as if it had closed out the option with the counterpart; however, the exposure to counterparty risk may differ.

No guarantee exists that the Fund will be able to effect a closing purchase or a closing sale with respect to a specific option at any particular time.

Risk Factors in Options Transactions.  There are various risks associated with transactions in exchange-traded and OTC options.  The value of any options written by the Fund will be affected by many factors, including changes in the value of underlying securities, changes in interest rates, changes in the actual or perceived volatility of the stock market and underlying securities, and the remaining time to an option’s expiration.  The value of an option also may be adversely affected if the market for the option is reduced or becomes less liquid.  In addition, since an American style option allows the holder to exercise its rights any time prior to expiration of the option, the writer of an American style option has no control over the time when it may be required to fulfill its obligations as a writer of the option.  This risk is not present when writing a European style option since the holder may only exercise the option on its expiration date.

There can be no assurance that a liquid market will exist when the Fund seeks to close out an option position.  If the Fund were unable to close out an option that it had purchased on a security, it would have to exercise the option in order to realize any profit or the option may expire worthless.  As the writer of a call option on a portfolio security, during the option’s life, the Fund would forego the opportunity to profit from increases in the market value of the security underlying the call option above the sum of the premium and the strike price of the call, but retains the risk of loss (net of premiums received) should the price of the underlying security decline.  If the Fund writes a call option and does not hold the underlying security or instrument, the amount of the Fund’s potential loss is theoretically unlimited.

An exchange-traded option may be closed out by means of an offsetting transaction only on a national securities exchange (“Exchange”), which provides a secondary market for an option of the same series.  If a liquid secondary market for an exchange-traded option does not exist, the Fund might not be able to effect an offsetting closing transaction for a particular option.  Reasons for the absence of a liquid secondary market on an Exchange include the following:  (i) insufficient trading interest in some options; (ii) restrictions by an Exchange on opening or closing transactions, or both; (iii) trading halts, suspensions, or other restrictions on particular classes or series of options or underlying securities; (iv) unusual or unforeseen interruptions in normal operations on an Exchange; (v) inability to handle current trading volume; or (vi) discontinuance of options trading (or trading in a particular class or series of options) (although outstanding options on an Exchange that were issued by the Options Clearing Corporation should continue to be exercisable in accordance with their terms).  In addition, the hours of trading for options on an Exchange may not conform to the hours during which the securities held by the Fund are traded.  To the extent that the options markets close before the markets for the underlying securities, significant price and rate movements can take place in the underlying markets that may not be reflected in the options markets.

The Exchanges generally have established limits on the maximum number of options an investor or group of investors acting in concert may write.  The Fund, the Adviser, and other clients of the Adviser may constitute such a group.  These limits could restrict the Fund’s ability to purchase or sell options on a particular security.

Futures.  To the extent consistent with applicable law, the Fund may invest in futures contracts on, among other things, financial instruments (such as a U.S. government security or other fixed income security) and interest rates.

Certain futures contracts are physically settled (i.e., involve the making and taking of delivery of a specified amount of an underlying security or other asset).  For instance, the sale of futures contracts on financial instruments creates an obligation of the seller to deliver a specified quantity of an underlying financial instrument called for in the contract for a stated price at a specified time.  Conversely, the purchase of such futures contracts creates an obligation of the purchaser to pay for and take delivery of the underlying foreign currency or financial instrument called for in the contract for a stated price at a specified time.  In some cases, the specific instruments delivered or taken, respectively, on the settlement date are not determined until on or near that date.  That determination is made in accordance with the rules of the exchange on which the sale or purchase was made.  Some futures contracts are cash settled (rather than physically settled), which means that the purchase price is subtracted from the current market value of the instrument and the net amount, if positive, is paid to the purchaser by the seller of the futures contract and, if negative, is paid by the purchaser to the seller of the futures contract.

The purchase or sale of a futures contract differs from the purchase or sale of a security or option in that no price or premium is paid or received.  Instead, an amount of cash, U.S. government securities, or other liquid assets equal in value to a percentage of the face amount of the futures contract must be deposited with the broker.  This amount is known as initial margin.  The amount of the initial margin is generally set by the market on which the contract is traded (margin requirements on foreign exchanges may be different than those on U.S. exchanges).

Subsequent payments to and from the broker, known as variation margin, are made on a daily basis as the price of the underlying futures contract fluctuates, making the long and short positions in the futures contract more or less valuable, a process known as “marking to the market.”  For futures contracts which are cash settled, the Fund may designate or segregate liquid assets in an amount equal to the Fund’s daily marked-to-market value of such contract.  Prior to the settlement date of the futures contract, the position may be closed by taking an opposite position.  A final determination of variation margin is then made, additional cash is required to be paid to or released by the broker, and the purchaser realizes a loss or gain.  In addition, a commission is paid to the broker on each completed purchase and sale.

Although some futures contracts call for making or taking delivery of the underlying securities or other underlying instrument, in most cases, futures contracts are closed before the settlement date without the making or taking of delivery by offsetting purchases or sales of matching futures contracts (i.e., with the same exchange, underlying financial instrument, and delivery month).  If the price of the initial sale exceeds the price of the offsetting purchase, the seller is paid the difference and realizes a gain.  Conversely, if the price of the offsetting purchase exceeds the price of the initial sale, the seller realizes a loss.  Similarly, a purchase of a futures contract is closed out by selling a corresponding futures contract.  If the offsetting sale price exceeds the original purchase price, the purchaser realizes a gain, and, if the original purchase price exceeds the offsetting sale price, the purchaser realizes a loss.  Any transaction costs must also be included in these calculations.

In the United States, futures contracts are traded only on commodity exchanges or boards of trade – known as “contract markets” – approved by the CFTC, and must be executed through a futures commission merchant or brokerage firm that is a member of the relevant market.

Interest Rate Futures.  The Fund may engage in transactions involving the use of futures on interest rates.  These transactions may be in connection with investments in U.S. government securities and other fixed income securities.

Options on Futures Contracts.  Options on futures contracts give the purchaser the right in return for the premium paid to assume a long position (in the case of a call option) or a short position (in the case of a put option) in a futures contract at the option exercise price at any time during the period of the option (in the case of an American style option) or on the expiration date (in the case of European style option).  Upon exercise of a call option, the holder acquires a long position in the futures contract and the writer is assigned the opposite short position.  In the case of a put option, the holder acquires a short position and the writer is assigned the opposite long position in the futures contract.  Accordingly, in the event that an option is exercised, the parties will be subject to all the risks associated with the trading of futures contracts, such as payment of initial and variation margin deposits.

The Fund may use options on futures contracts in lieu of writing or buying options directly on the underlying securities or purchasing and selling the underlying futures contracts.  For example, to hedge against a possible decrease in the value of its portfolio securities, the Fund may purchase put options or write call options on futures contracts rather than selling futures contracts.  Similarly, the Fund may hedge against a possible increase in the price of securities the Fund expects to purchase by purchasing call options or writing put options on futures contracts rather than purchasing futures contracts.  In addition, the Fund may purchase and sell interest rate options on U.S. Treasury or Eurodollar futures to take a long or short position on interest rate fluctuations.  Options on futures contracts generally operate in the same manner as options purchased or written directly on the underlying investments.

The Fund is also required to deposit and maintain margin with respect to put and call options on futures contracts written by it.  Such margin deposits may vary depending on the nature of the underlying futures contract (and the related initial margin requirements), the current market value of the option, and other futures positions held by the Fund.

A position in an option on a futures contract may be terminated by the purchaser or seller prior to expiration by effecting a closing purchase or sale transaction, subject to the availability of a liquid secondary market, which is the purchase or sale of an option of the same type (i.e., the same exercise price and expiration date) as the option previously purchased or sold.  The difference between the premiums paid and received represents the Fund’s profit or loss on the transaction.

Risk Factors in Futures and Futures Options Transactions.  Investment in futures contracts involves risk.  A purchase or sale of futures contracts may result in losses in excess of the amount invested in the futures contract.  If a futures contract is used for hedging, an imperfect correlation between movements in the price of the futures contract and the price of the security, currency, or other investment being hedged creates risk.  Correlation is higher when the investment being hedged underlies the futures contract.  Correlation is lower when the investment being hedged is different than the security or other investment underlying the futures contract, such as when a futures contract on one security (e.g., U.S. Treasury notes with a 10-year maturity) is used to hedge a different security (e.g., U.S. Treasury bonds with a 30-year maturity).  In the event of an imperfect correlation between a futures position and the portfolio position (or anticipated position) intended to be hedged, the Fund may realize a loss on the futures contract at the same time the Fund is realizing a loss on the portfolio position intended to be hedged.  To compensate for imperfect correlations, the Fund may purchase or sell futures contracts in a greater amount than the hedged investments if the volatility of the price of the hedged investments is historically greater than the volatility of the futures contracts.  Conversely, the Fund may purchase or sell fewer futures contracts if the volatility of the price of the hedged investments is historically less than that of the futures contract.  The successful use of transactions in futures and related options for hedging also depends on the direction and extent of interest rate and asset price movements within a given time frame.

All participants in the futures market are subject to margin deposit and maintenance requirements.  Instead of meeting margin calls, investors may close futures contracts through offsetting transactions, which could distort normal correlations.  The margin deposit requirements in the futures market are less onerous than margin requirements in the securities market, allowing for more speculators who may cause temporary price distortions.

The Fund’s ability to engage in the futures and options on futures strategies described above depends on the liquidity of the markets in those instruments.  Trading interest in various types of futures and options on futures cannot be predicted.  Therefore, no assurance can be given that the Fund will be able to utilize these instruments at all or that their use will be effective.  In addition, there can be no assurance that a liquid market will exist at a time when the Fund seeks to close out a futures or option on a futures contract position, and the Fund would remain obligated to meet margin requirements until the position is closed.  The liquidity of a secondary market in a futures contract may be adversely affected by “daily price fluctuation limits” established by commodity exchanges to limit the amount of fluctuation in a futures contract price during a single trading day.  Once the daily limit has been reached, no trades of the contract may be entered at a price beyond the limit, thus preventing the liquidation of open futures positions.  In the past, prices have exceeded the daily limit on several consecutive trading days.

As discussed above, the Fund is only required to deposit initial and variation margin as required by relevant CFTC regulations and the rules of the contract market.  The Fund’s net asset value will generally fluctuate with the value of the security or other instrument underlying a futures contract as if it were already in the Fund’s portfolio.  Futures transactions can have the effect of investment leverage.  Furthermore, if the Fund combines short and long positions, in addition to possible declines in the values of its investment securities, the Fund will incur losses if the index underlying the long futures position underperforms the index underlying the short futures position.

Swap Contracts and Other Two-Party Contracts.

The Fund may use swap contracts (or “swaps”) and other two-party contracts for the same or similar purposes as options and futures.

Swap Contracts.  The Fund may directly or indirectly use various different types of swaps, such as swaps on securities, total return swaps, interest rate swaps, inflation swaps, and other types of available swap agreements.  Swap contracts are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to a number of years.  Under a typical swap, one party may agree to pay a fixed rate or a floating rate determined by reference to a specified instrument, rate, or index, multiplied in each case by a specified amount (“notional amount”), while the other party agrees to pay an amount equal to a different floating rate multiplied by the same notional amount.  On each payment date, the parties’ obligations are netted, with only the net amount paid by one party to the other.

Swap contracts are typically individually negotiated and structured to provide exposure to a variety of different types of investments or market factors.  Swap contracts may be entered into for hedging or non-hedging purposes and therefore may increase or decrease the Fund’s exposure to the underlying instrument, rate, asset or index.  Swaps can take many different forms and are known by a variety of names.  The Fund is not limited to any particular form or variety of swap agreement if the Adviser determines it is consistent with the Fund’s investment objective and policies.

The Fund may enter into swaps on securities.  For example, the parties to a swap contract may agree to exchange returns calculated on a notional amount of a security or basket of securities.  Additionally, the Fund may use total return swaps, which typically involve commitments to pay amounts computed in the same manner as interest in exchange for a market-linked return, both based on notional amounts.  The Fund may use such swaps to gain investment exposure to the underlying security or securities where direct ownership is either not legally possible or is economically unattractive.  To the extent the total return of the security or basket of securities underlying the transaction exceeds or falls short of the offsetting interest rate obligation, the Fund will receive a payment from or make a payment to the counterparty, respectively.

In addition, the Fund may enter into interest rate swaps as part of its trading strategy.  In such an instance, the Fund may agree with a counterparty to pay a fixed (or floating) rate (multiplied by a notional amount) and the counterparty pay a floating (or fixed) rate multiplied by the same notional amount.  If interest rates rise, resulting in a diminution in the value of the Fund’s portfolio, the Fund would receive payments under the swap that would offset, in whole or in part, such diminution in value.

The Fund may use inflation swaps, which involve commitments to pay a regular stream of inflation indexed cash payments in exchange for receiving a stream of nominal interest payments (or vice versa), where both payment streams are based on a notional amount.  The nominal interest payments may be based on either a fixed interest rate or variable interest rate, such as LIBOR.  Inflation swaps may be used to hedge the inflation risk in nominal bonds (i.e., non-inflation indexed bonds), thereby creating synthetic inflation indexed bonds, or combined with U.S. Treasury futures contracts to create synthetic inflation indexed bonds issued by the U.S. Treasury.

The Fund may use variance swap agreements, which involve an agreement by two parties to exchange cash flows based on the measured variance (or square of volatility) of a specified underlying asset.  One party agrees to exchange a “fixed rate” or strike price payment for the “floating rate” or realized price variance on the underlying asset with respect to the notional amount.  At inception, the strike price chosen is generally fixed at a level such that the fair value of the swap is zero.  As a result, no money changes hands at the initiation of the contract.  At the expiration date, the amount paid by one party to the other is the difference between the realized price variance of the underlying asset and the strike price multiplied by the notional amount.  A receiver of the realized price variance would receive a payment when the realized price variance of the underlying asset is greater than the strike price and would make a payment when that variance is less than the strike price.  A payer of the realized price variance would make a payment when the realized price variance of the underlying asset is greater than the strike price and would receive a payment when that variance is less than the strike price.  This type of agreement is essentially a forward contract on the future realized price variance of the underlying asset.

Contracts for Differences.  Contracts for differences are swap arrangements in which the parties agree that their return (or loss) will be based on the relative performance of two different groups or baskets of securities.  Often, one or both baskets will be an established securities index.  The Fund’s return would be based on changes in value of theoretical long futures positions in the securities comprising one basket (with an aggregate face value equal to the notional amount of the contract for differences) and theoretical short futures positions in the securities comprising the other basket.  The Fund also may use actual long and short futures positions and achieve similar market exposure by netting the payment obligations of the two contracts.

Interest Rate Caps, Floors, and Collars.  The Fund may use interest rate caps, floors, and collars for the same or similar purposes as it uses interest rate futures contracts and related options and, as a result, will be subject to similar risks.  Like interest rate swap contracts, interest rate caps, floors, and collars are two-party agreements in which the parties agree to pay or receive interest on a notional principal amount.  The purchaser of an interest rate cap receives interest payments from the seller to the extent that the return on a specified index exceeds a specified interest rate.  The purchaser of an interest rate floor receives interest payments from the seller to the extent that the return on a specified index falls below a specified interest rate.  The purchaser of an interest rate collar receives interest payments from the seller to the extent that the return on a specified index falls outside the range of two specified interest rates.

Swaptions.  An option on a swap agreement, also called a “swaption,” is an OTC option that gives the buyer the right, but not the obligation, to enter into a swap on a specified future date in exchange for paying a market-based premium.  A receiver swaption gives the owner the right to receive the total return of a specified asset, reference rate, or index (such as a call option on a bond).  A payer swaption gives the owner the right to pay the total return of a specified asset, reference rate, or index (such as a put option on a bond).  Swaptions also include options that allow one of the counterparties to terminate or extend an existing swap.

Risk Factors in Swap Contracts, OTC Options, and Other Two-Party Contracts.  The Fund may only close out a swap, contract for differences, cap, floor, collar, or OTC option (including swaption) with its particular counterparty, and may only transfer a position with the consent of that counterparty.  If the counterparty defaults, the Fund will have contractual remedies, but there can be no assurance that the counterparty will be able to meet its contractual obligations or that the Fund will be able to enforce its rights.  For example, because the contract for each OTC derivatives transaction is individually negotiated with a specific counterparty, the Fund is subject to the risk that a counterparty may interpret contractual terms (e.g., the definition of default) differently than the Fund.  The cost and unpredictability of the legal proceedings required for the Fund to enforce its contractual rights may lead it to decide not to pursue its claims against the counterparty.  The Fund, therefore, assumes the risk that it may be unable to obtain payments the Adviser believes are owed to it under an OTC derivatives contract or that those payments may be delayed or made only after the Fund has incurred the costs of litigation.  In addition, the credit rating of a counterparty may be adversely affected by larger-than-average volatility in the markets, even if the counterparty’s net market exposure is small relative to its capital.

Commodity Pool Operator Exclusion.  The Fund has claimed an exclusion from the definition of “commodity pool operator” under the Commodity Exchange Act and, therefore, is not subject to registration or regulation as a commodity pool operator under that Act.  The CFTC has proposed additional conditions with respect to the exclusion on which the Fund relies that, if adopted, could adversely affect the Fund’s ability to continue to rely on the exclusion.

Repurchase Agreements.  The Fund may enter into repurchase agreements with banks and broker-dealers.  A repurchase agreement is a contract under which the Fund acquires a security (usually an obligation of the government in the jurisdiction where the transaction is initiated or in whose currency the agreement is denominated) for a relatively short period (usually less than a week) for cash and subject to the commitment of the seller to repurchase the security for an agreed-upon price on a specified date.  The repurchase price exceeds the acquisition price and reflects an agreed-upon market rate unrelated to the coupon rate on the purchased security.  Repurchase agreements afford the Fund the opportunity to earn a return on temporarily available cash without market risk, although the Fund does run the risk of a seller’s defaulting on its obligation to pay the repurchase price when it is required to do so.  Such a default may subject the Fund to expenses, delays, and risks of loss including:  (i) possible declines in the value of the underlying security while the Fund seeks to enforce its rights, (ii) possible reduced levels of income and lack of access to income during this period, and (iii) the inability to enforce its rights and the expenses involved in attempted enforcement.  Entering into repurchase agreements entails certain risks, which include the risk that the counterparty to the repurchase agreement may not be able to fulfill its obligations, as discussed above, that the parties may disagree as to the meaning or application of contractual terms, or that the instrument may not perform as expected.

Short Sales

The Fund may seek to hedge investments or realize additional gains through short sales.  The Fund may make short sales “against the box,” meaning the Fund may make short sales where the Fund owns, or has the right to acquire at no added cost, securities identical to those sold short.  If the Fund makes a short sale against the box, the Fund will not immediately deliver the securities sold and will not immediately receive the proceeds from the sale.  However, the Fund is required to hold securities equivalent in kind and amount to the securities sold short (or securities convertible or exchangeable into such securities) while the short sale is outstanding.  Once the Fund closes out its short position by delivering the securities sold short, it will receive the proceeds of the sale.  The Fund will incur transaction costs, including interest, in connection with opening, maintaining, and closing short sales against the box.

In addition, the Fund may enter into short sales of securities it does not own (i.e., short sales that are not against the box), in anticipation of a decline in the market value of that security.  To complete such a transaction, the Fund must borrow the security to make delivery to the buyer.  The Fund then is obligated to replace the security borrowed by purchasing it at the market price at the time of replacement.  The price at such time may be more or less than the price at which the security was sold by the Fund.  Until the security is replaced, the Fund is required to repay the lender any dividends or interest which accrue during the period of the loan.  To borrow the security, the Fund also may be required to pay a premium, which would increase the cost of the security sold.  The net proceeds of the short sale will be retained by the broker, to the extent necessary to meet margin requirements, until the short position is closed out.  The Fund also will incur transaction costs in effecting short sales that are not against the box.

The Fund will incur a loss as a result of a short sale if the price of the security or index increases between the date of the short sale and the date on which the Fund replaces the borrowed security.  The Fund will realize a gain if the price of the security declines between those dates.  The amount of any gain will be decreased, and the amount of any loss increased, by the amount of the premium, dividends or interest the Fund may be required to pay in connection with a short sale.  Short sales that are not against the box involve a form of investment leverage, and the amount of the Fund’s loss on such a short sale is theoretically unlimited.  Under adverse market conditions, the Fund may have difficulty purchasing securities to meet its short sale delivery obligations, and may have to sell portfolio securities to raise the capital necessary to meet its short sale obligations at a time when it would be unfavorable to do so.  In addition, the Fund may have difficulty purchasing securities to meet its delivery obligations in the case of less liquid securities sold short by the Fund such as certain emerging market securities or securities of companies with smaller market capitalizations.

ITEM 18.  MANAGEMENT

The Directors and officers of the Fund, their ages, addresses and principal occupations during the past five years are as follows:

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Trusteeships/ Directorships Held by Director Outside Fund Complex During the Past Five Years
INDEPENDENT DIRECTORS
Robert Jarrow (59) Director 745 Seventh Avenue, New York, NY 10019 USA	Since November 2011
Professor of Finance, Cornell University July 1979 – present; Research Director,
Kamakura Corporation (risk management information provider) 1995 – present;
Research Director, Magnetar Capital (asset manager) 2006 – 2009.
			N/A	Kamakura Corporation
Steven Krull (54) Director 745 Seventh Avenue, New York, NY 10019 USA	Since November 2011
Professor of Finance, Hofstra University 1986 – Present;
Business Consultant, Standard & Poors 2008 – Present;
Business Consultant, Thomson Reuters 2004-2008;
Advisory Board member, CAI HedgeForum 2005-2010.
			N/A	Cadogan Opportunistic Alternatives Fund, LLC; SkyBridge Multi-Adviser Hedge Fund Portfolios LLC; SkyBridge G II Fund, LLC
INTERESTED DIRECTORS
Daniel Simon (31) Director, Chairman of the Board, Treasurer and Secretary Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019 USA	Since November 2011
Vice President, Barclays Capital Inc. (investment bank) since October 2010;  Manager, PricewaterhouseCoopers LLP, 2007 – 2010;
Controller, PixelPlay, Inc. (technology company), 2005-2006;
Tax Associate, PricewaterhouseCoopers LLP, 2003-2004.
			N/A	None
OFFICERS WHO ARE NOT DIRECTORS
Nizam Siddiq (39) Chief Executive Officer Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019 USA	Since November 2011	Director, Barclays Capital Inc. (investment bank) since July 2006.	N/A	None
Jason Sussman (30) Chief Financial Officer Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019 USA	Since November 2011	Vice President, Barclays Capital Inc. (investment bank) since August 2010; Associate, Davis Polk and Wardwell LLP (law firm) 2005 – 2010.	N/A	None

Barbara Keller (55) Chief Compliance Officer Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019 USA	Since November 2011
Director of Global Compliance – Asset Management, Barclays Capital Inc. (investment bank) since May 2011;
Attorney in Regulatory Practice, AXIOM Legal (legal services), November 2010 – May 2011;
Chief Compliance Officer and Senior Vice President, Hartford Investment Management Company, April 2007 – July 2010;
Chief Compliance Officer and Managing Director, Bear Stearns Asset Management, October 2005 – March 2007.

		N/A	None

Leadership Structure

The Directors serve on the Board for terms of indefinite duration.  A Director’s position in that capacity will terminate if such Director is removed, voluntarily withdraws, is subject to various disabling events such as death or incapacity or otherwise ceases to be a Director under the Delaware Limited Liability Company Act.  A Director may voluntarily withdraw upon 90 days’ prior written notice to the other Directors, or such lesser notice period agreeable to the other Directors, and may be removed either by the vote, if at a meeting, of shareholders holding a majority of the outstanding voting securities or written consent of shareholders holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all shareholders for the election of Directors.

  In the event of any vacancy in the position of a Director, the shareholders may elect an individual to serve as a Director, subject to the right of the Preferred Shareholders to elect Directors as required by the 1940 Act.  The Board of Directors must call a meeting of shareholders to fill any vacancy in the position of a Director, and must do so within 60 days after any date on which there is a vacancy.  If no Director remains to manage the business of the Fund, the Adviser must convene a meeting of the shareholders within 60 days for the purpose of either electing new Directors or dissolving the Fund.

The standing committee of the Board is the Audit Committee.  The current members of the Audit Committee are Robert Jarrow and Steven Krull, constituting all of the Independent Directors.  Steven Krull currently is the Chairman of the Audit Committee.

The functions of the Audit Committee, pursuant to its adopted written charter, are (1) to oversee the Fund’s accounting and financial reporting processes, the audits of the Fund’s financial statements and internal controls over, among other things, financial reporting and disclosure controls and procedures, (2) to oversee or assist in Board oversight of the integrity of the Fund’s financial statements, and compliance with legal and regulatory requirements, (3) to approve prior to appointment the engagement of the Fund’s independent registered public accounting firm and review the registered public accounting firm’s qualifications, independence and performance, and (4) to act as a liaison between the Fund’s registered public accounting firm and the full Board.

Furthermore, in determining that a particular Director was and continues to be qualified to serve as a Director, the Board has considered a variety of criteria, none of which, in isolation, was controlling.  The Board believes that, collectively, the Directors have balanced and diverse experience, skills, attributes and qualifications, which allow the Board to operate effectively in governing the Fund and protecting the interests of shareholders.  Among the attributes common to all Directors are their ability to review critically, evaluate, question and discuss information provided to them, to interact effectively with the Adviser, other service providers, counsel and independent auditors, and to exercise effective business judgment in the performance of their duties as Directors.  Each Director’s ability to perform his or her duties effectively is evidenced by his or her educational background or professional training; professional positions; experience from service as a board member of other investment companies, public companies, or non-profit entities or other organizations; or other relevant life experiences.  Information about the specific experience, skills, attributes and qualifications of each Director, which in each case led to the Board’s conclusion that the Director should serve as a director of the Fund, is provided below.

The Directors have been divided into two groups – interested Directors and independent Directors.  Interested Directors are “interested persons” as defined in the 1940 Act.  The Board’s chairman, Daniel Simon, is an interested Director by virtue of his status as an officer of the Fund.  Among other things, the Board believes that Daniel Simon is familiar with the Fund and its day-to-day management and operations.

The Board does not have a lead independent director.  The Board believes its smaller size and the composition and leadership of its Audit Committee allow each Director to enjoy accurate and efficient communication with the Fund, the Adviser and management, and facilitates the timely transmission of information among such parties.

Director Qualifications

This section discusses, for each Director, the experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a Director.  The information in this section should not be understood to mean that any of the Directors is an “expert” within the meaning of the federal securities laws or for any other purpose, under state or federal law or otherwise.

All Directors are expected to demonstrate various personal characteristics appropriate to their position, such as the exercise of professional care and business judgment, working cohesively with others while still advocating competing viewpoints, critical analysis, and the like.  All Directors also are expected to meet the necessary time commitments for service on the Board.  The Board then generally views each Director appointment or nomination in the context of the Board’s overall composition and considers each Director’s individual professional experience and service on other boards of directors, as well as his or her current and prior roles (such as committee service) on the Board.  With respect to the qualifications and contributions of particular Directors, the Board has considered the following (discusses briefly the experience, qualifications, attributes or skills that the Board considered):

Mr. Simon

•	leadership experience with Barclays Capital Inc., including as a Vice President in its Structured Capital Markets group;

•	extensive experience at an international accounting and audit firm, with a focus on the investment management industry.

Mr. Jarrow:

•	broad academic and professional experience with respect to the financial services industry, including service as a university professor of finance;

•	extensive risk management experience at a risk management company; and

•	service as a director of other companies.

Mr. Krull:

•	broad academic and professional experience with respect to the financial services industry, including service as a university professor of finance;

•	extensive experience as a business consultant previously to a major business information firm and currently to a major ratings agency; and

•	service as a director of other registered investment companies.

The following table sets forth the dollar range of each Director’s ownership of equity securities of the Fund and other funds in the same family of investment companies of the Fund as of [-----], 2012.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Director in Family of Investment Companies
INDEPENDENT DIRECTORS
Robert Jarrow	None	None
Steven Krull	None	None
INTERESTED DIRECTORS
Daniel Simon	None	None

[As of [-----], 2012, [and except as set forth below,] none of the Independent Directors or their immediate family members owned beneficially or of record securities of the Adviser or other entity (other than a registered investment company), directly or indirectly controlling, controlled by, or under common control with the Adviser.] [CONFIRM]

Except as described below, as of [----], 2012, none of the Directors and officers of the Fund owned any interests in the Fund, and no shareholder owned 5 percent or more of the Fund’s outstanding interests by value.

Compensation

Name and Position with Fund	Aggregate Compensation from the Fund*
Robert Jarrow, Director	$30,000 p.a.
Steven Krull, Director	$30,000 p.a.
Daniel Simon, Director and Chairman of the Board	-

*The Fund has not completed a fiscal year, therefore the aggregate compensation of the Directors has been estimated for a completed fiscal year.  All Directors are reimbursed by the Fund and for their reasonable out-of-pocket expenses.  The Directors do not receive any pension or retirement benefits from the Fund.

Risk Management

The Fund faces a number of risks, such as investment risk, counterparty risk, valuation risk, reputational risk, risk of operational failure or lack of business continuity, and legal, compliance and regulatory risk.  Risk management seeks to identify and address risks, i.e., events or circumstances that could have material adverse effects on the business, operations, shareholder services, investment performance or reputation of the Fund.  Under the overall oversight of the Board or the applicable Committee, the Adviser or other service providers to the Fund employ a variety of processes, procedures and controls to identify various of those possible events or circumstances, to lessen the probability of their occurrence and/or to mitigate the effects of such events or circumstances if they do occur.

Different processes, procedures and controls are employed with respect to different types of risks.  Various personnel, including the Chief Compliance Officer for the Fund and the Adviser, as well as various personnel of other service providers such as the Fund’s independent accountants, will periodically report to the Audit Committee or to the Board, pursuant to the Audit Committee’s or Board’s request, with respect to various aspects of risk management.

The Board recognizes that not all risks that may affect the Fund can be identified, that it may not be practical or cost-effective to eliminate or mitigate certain risks, that it may be necessary to bear certain risks (such as investment-related risks) to achieve the Fund’s goals, and that the processes, procedures and controls employed to address certain risks may be limited in their effectiveness.  Moreover, reports received by the Directors as to risk management matters typically will be summaries of the relevant information.  As a result of the foregoing and other factors, the Board’s risk management oversight is subject to substantial limitations.

Code of Ethics

Each of the Fund and the Adviser has adopted a code of ethics as required under the 1940 Act.  The code of ethics of each of the Fund and the Adviser permit Fund and Adviser personnel, respectively, to invest in securities, including securities that may be purchased or held by the Fund.  The codes of ethics are included as exhibits to the Registration Statement, and they can be reviewed and copied at the SEC’s Public Reference Room in Washington, DC.  Information on the operation of the Public Reference Room may be obtained by the calling the SEC at 1-202-551-8090.  In addition, the codes of ethics are available in the EDGAR database on the SEC’s internet site at http://www.sec.gov.  Copies of the codes of ethics may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov or by writing the SEC’s Public Reference Room Section, Washington, DC 20549-0102.

Proxy Voting Policies and Procedures

The Fund intends to invest exclusively in non-voting securities.  Should this intention change, the Fund will delegate the right of proxy voting in respect of portfolio holdings to the Adviser and file the Adviser’s proxy voting guidelines and procedures as an amendment to this Registration Statement.

ITEM 19.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

Claudas Investments Sarl (“Claudas Investments”), 9 allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg, intends to purchase 100 percent of the Common Shares issued by the Fund, and therefore will be deemed to control the Fund for purposes of the 1940 Act.  Claudas Investments is organized in the Grand Duchy of Luxembourg and is a wholly-owned subsidiary of Barclays Bank PLC.  In addition, it is expected that one or more Barclays Entities will hold 100% of the Fund’s Preferred Shares.  Accordingly, it is expected that Claudas Investments and the Barclays Entities, together, will hold 100% of the voting power of the Fund with regard to any matter that is put to a vote of the Common Shares, the Preferred Shares, or the Common Shares and the Preferred Shares as a single class.

The Directors and officers of the Fund will not themselves own any Common Shares, nor is it expected that they will own any Preferred Shares.

ITEM 20.  INVESTMENT ADVISORY AND OTHER SERVICES

Investment Adviser

Prior to the commencement of trading, the Fund expects to enter into an advisory agreement with an adviser (the “Adviser”) to the Fund.  Disclosure with respect to such arrangement will be included in an amendment to this registration statement.

Custodian

JPMorgan Chase Bank, N.A., One Chase Manhattan Plaza, New York, NY 10005, is the custodian for the Fund.  The custodian holds in safekeeping certificated securities and cash belonging to the Fund.  Upon instruction, the custodian receives and delivers cash and securities of the Fund in connection with Fund transactions and collects all dividends and other distributions made with respect to Fund portfolio securities.  The custodian also maintains certain accounts and records of the Fund.

Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, may be appointed as a sub-custodian responsible for maintaining short-term cash deposits for the Fund.

Independent Registered Public Accounting Firm
The Fund’s independent registered public accounting firm is PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York, 10017.  PwC conducts an annual audit of the Fund’s financial statements, assists in the preparation of the Fund’s federal and state income tax returns, and consults with the Fund as to matters of accounting and federal and state income taxation.

ITEM 21.  PORTFOLIO MANAGERS

Other Accounts Managed by the Portfolio Managers

The table below indicates for the Portfolio Manager information about the other accounts over which such person has day-to-day investment responsibility.  All information on the number of accounts and total assets in the table is as of [---], 2012.  For purposes of the table, “Other Pooled Investment Vehicles” may include investment partnerships and group trusts, and “Other Accounts” may include separate accounts for institutions or individuals, insurance company general or separate accounts, pension funds and other similar institutional accounts.

Name	Other Accounts Managed by the Portfolio Manager
[•]
Other Registered Investment Companies:  None

Other Pooled Investment Vehicles:  None

Other Accounts:  [-----, with total assets of approximately $-----.] / [None]  Number of Accounts and Total Assets Subject to Performance Fee:  [--] and $[-----], respectively

[•]
Other Registered Investment Companies:  None

Other Pooled Investment Vehicles:  None

Other Accounts:  [-----, with total assets of approximately $-----.] / [None]    Number of Accounts and Total Assets Subject to Performance Fee:  [--] and $[-----], respectively

Potential Conflicts of Interest Involving Portfolio Managers

Conflicts of interest could arise as a result of the Fund’s ownership structure and its reliance on certain affiliated service providers.  For instance, BBPLC (or an affiliate) and one or more Barclays Entities will make proprietary investments in the Fund.  Moreover, as explained previously, BBPLC and one or more the Barclays Entities are expected to own 100% of the voting interests in the Fund.  As a result, other interest holders will be unable to affect the outcome of any matter put to a vote of either the Preferred Shares or the Preferred Shares and the Common Shares as a single class.  In addition, BBPLC may serve as the Fund’s sub-custodian responsible for its short-term cash deposits.  Potential conflicts of interest arising from these circumstances cannot be eliminated, and while the Fund has adopted certain procedures that are designed to address them, there is no assurance that the procedures will be effective in mitigating the effects of the conflicts of interest.  The Fund will also be operated pursuant to requirements of the 1940 Act that are intended to protect the interests of Preferred Shareholders as a class (e.g., the right to elect at least two Directors, the right to elect a majority of the Directors if two years’ of dividends are unpaid, etc.).

Portfolio Manager Compensation

None of the members of the Fund’s portfolio management team will receive any compensation in connection with their services to the Fund.

Fund Ownership by Portfolio Managers

None of the members of the Fund’s portfolio management team owns any interest in the Fund.

ITEM 22.  BROKERAGE ALLOCATION AND OTHER PRACTICES

In selecting any broker-dealers for execution of securities transactions, the Adviser will be required to make such selections on the basis of best execution for the Fund.  In evaluating best execution, the Adviser will consider a variety of factors other than explicit transaction costs (e.g., mark-ups) associated with a particular transaction and seeks the best overall quality of execution for the Fund’s securities transactions.  It is possible that the Adviser may select a broker-dealer that has higher explicit costs for a particular transaction than one or more other broker-dealers, on the basis of a determination that the former provides the best overall execution under the circumstances.

The Board of Directors will be ultimately responsible for oversight of the Fund’s portfolio trading arrangements and will periodically consider the reasonableness of any amounts the Fund has paid in commissions or mark-ups.  The particular factors to be considered in making such assessments will depend upon the nature and extent of the Fund’s portfolio trading activities.

ITEM 23.  TAX STATUS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to the Fund and to an investment in the Fund’s Common and Preferred Shares (referred to in this section as the “Shares”).  This summary does not purport to be a complete description of the income tax considerations applicable to such an investment in the Shares.  For example, this discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws, including holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities and pension plans and trusts.  This summary assumes that holders hold their Shares as capital assets (within the meaning of the Code), generally, for investment.  This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax.

Shareholders may be subject to the U.S. federal alternative minimum tax on their taxable income from the Fund, depending on their individual circumstances.  Shareholders should consult with their own tax advisors with respect to the alternative minimum tax consequences of their investment in the Fund.

This discussion is based upon the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations, each as in effect as of the date of this filing and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion.

A “U.S. holder” generally is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state or the District of Columbia;

•
a trust if (a) a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in place to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-U.S. holder” is a beneficial owner of Shares that is neither a U.S. holder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).  If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  Prospective holders who are partners of a partnership holding Shares should consult their tax advisors with respect to the purchase, ownership and disposition of such Shares.

The following discussion is for general information only and is not tax advice.  Accordingly, holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding and disposing of Shares, including the applicability and effect of any state, local or foreign tax laws and any recent or prospective changes in applicable tax laws.

Election to be Taxed as a RIC

The Fund will elect to be treated as a RIC under Subchapter M of the Code when the Fund files its first U.S. federal income tax return, which election will be effective as of the first day of the Fund’s first taxable year.  As a RIC, the Fund generally will not have to pay corporate-level taxes on any income or gains that the Fund distributes to its holders as dividends for U.S. federal income tax purposes.  To qualify for treatment as a RIC, the Fund must, among other things, meet certain source-of-income and asset diversification requirements (as described below).  In addition, the Fund must distribute to its holders, for each taxable year, at least 90% of the Fund’s “investment company taxable income,” which is generally the sum of the Fund’s net investment (i.e., ordinary) income plus the excess, if any, of its net short-term capital gains over net long-term capital losses (the “Annual Distribution Requirement”).

Taxation as a RIC

For any taxable year in which the Fund qualifies as a RIC and satisfies the Annual Distribution Requirement, the Fund generally will not be subject to U.S. federal income tax on the portion of its investment company taxable income and net capital gain (i.e., net realized long-term capital gains in excess of net realized short-term capital losses) distributed to holders with respect to that year.  The Fund will be subject to U.S. federal income tax at the regular corporate rates on any net ordinary income or capital gain not distributed (or deemed distributed) to its holders.

As a RIC, the Fund will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless the Fund distributes in a timely manner an amount at least equal to the sum of (1) 98% of its net ordinary income for each calendar year, (2) 98.2% of its capital gain net income for the one-year period ending October 31 in such calendar year, and (3) any net income recognized, but not distributed, in the preceding year.  The Fund will not be subject to excise taxes on amounts on which it is required to pay corporate income tax (such as retained net capital gains).  The Fund currently intends to make sufficient distributions each taxable year and/or pay sufficient corporate income tax to avoid any excise tax liability, although the Fund reserves the right to pay an excise tax rather than make an additional distribution when circumstances warrant (e.g., the payment of an excise tax amount that it deems to be de minimis).

To qualify for treatment as a RIC for U.S. federal income tax purposes, in addition to satisfying the Annual Distribution Requirement, the Fund must, among other things:

•	be registered under the 1940 Act as a management company at all times during each taxable year;

•
in each taxable year, derive at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to the Fund’s business of investing in such stock or securities and (b) net income derived from an interest in a “qualified publicly traded partnership” (as defined by the Code); and

•
diversify its holdings so that at the end of each quarter of the taxable year: (i) at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of such issuer; and (ii) no more than 25% of the value of its assets is invested in the securities, other than U.S. government securities or securities of other RICs, of (a) one issuer, (b) two or more issuers that are controlled, as determined under applicable tax rules, by the Fund and that are engaged in the same or similar or related trades or businesses or (c) one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

The Fund may be required to recognize taxable income in situations where the Fund does not receive cash. For example, if the Fund holds futures contracts that are marked to market under the Code, then the Fund must include in income each year any gain or loss based on the fair market value of the futures contracts at year end without a corresponding receipt of cash.  As such, the Fund may be required to make a distribution to its holders in order to satisfy the Annual Distribution Requirement, even though the Fund may not have received any corresponding cash amount.

The Fund is authorized to borrow funds and to sell assets to satisfy the Annual Distribution Requirement and to avoid any excise tax liability.  However, depending on the types of debt and equity securities the Fund has outstanding, it may be prohibited under the 1940 Act from making distributions to its holders while its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met.  See “Fundamental Investment Policies” above.  Moreover, the Fund’s ability to dispose of assets to meet the Annual Distribution Requirement and to avoid any excise tax liability may be limited by (1) the illiquid nature of its portfolio or (2) other requirements relating to the Fund’s tax treatment as a RIC, including the Diversification Tests.

If the Fund fails to qualify for tax treatment as a RIC (including if the Fund’s Board of Directors elected to temporarily or permanently revoke the Fund’s RIC election), the Fund would be subject to tax on all of its taxable income at regular corporate rates.  The Fund would not be able to deduct distributions to holders, nor would distributions be required to be made.  In this situation, distributions would be taxable to the Fund’s holders as dividend income to the extent of the Fund’s current and accumulated earnings and profits under the applicable tax rates for dividends.  Subject to certain limitations under the Code, corporate distributees may be eligible for the dividends received deduction with respect to the Fund’s dividend distributions.  Except as otherwise provided, the remainder of this discussion assumes that the Fund qualifies as a RIC and has satisfied the Annual Distribution Requirement.

Taxation of U.S. Holders

For U.S. federal income tax purposes, distributions by a RIC generally are taxable to U.S. holders as ordinary income or capital gains.  Distributions of the Fund’s “investment company taxable income” will be taxable as ordinary income to U.S. holders to the extent of the Fund’s current or accumulated earnings and profits, whether paid in cash or deemed distributed as consent dividends (discussed below).  Distributions in excess of the Fund’s current and accumulated earnings and profits first will reduce a U.S. holder’s adjusted tax basis in such holder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. holder.  Distributions by the Fund generally will not be eligible for the corporate dividends received deduction or the preferred rate applicable to “qualified dividend income.”

Distributions of the Fund’s net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses), if any, properly reported by the Fund as “capital gain dividends” will be taxable to a U.S. holder as long-term capital gains, regardless of the U.S. holder’s holding period for the Shares and regardless of whether paid in cash or reinvested in additional Shares.

U.S. holders of Common Shares may, in circumstances, receive consent dividends with respect to their stock.  Consent dividends are treated for U.S. federal income tax purposes as a distribution of cash to the shareholders and a contribution by the shareholders of the distributed cash as of the last day of the Fund’s taxable year.  Such consent dividends, though not paid in cash, are includible in the U.S. holder’s ordinary income.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, the Fund may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question.  If the Fund makes such an election, the U.S. holder will still be treated as receiving the dividend in the taxable year in which the distribution is made.  However, any dividend declared in October, November or December of any calendar year, payable to holders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by U.S. holders on December 31 of the year in which the dividend was declared.

A U.S. holder generally will recognize taxable gain or loss if the U.S. holder sells or otherwise disposes of its Shares.  Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. holder has held its Shares for more than one year.  Otherwise, it will be classified as short-term capital gain or loss.  Certain U.S. holders are eligible for beneficial rates for long-term capital gains.  The deductibility of capital losses is subject to certain statutory limitations.

The Fund will send to each of its U.S. holders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. holder’s taxable income for such year as ordinary income and as long-term capital gain.  In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS.

The Fund may be required to withhold U.S. federal income tax (“backup withholding”), currently at a rate of 28%, from all distributions to any U.S. holder (1) who fails to furnish the Fund with a correct taxpayer identification number or a certificate that such holder is exempt from backup withholding or (2) with respect to whom the IRS notifies the Fund that such holder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect.  Any amount withheld under backup withholding is allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such holder to a refund, provided that proper information is timely provided to the Internal Revenue Service (the “IRS”).

Taxation of Non-U.S. Holders

Distributions of the Fund’s “investment company taxable income” to Non-U.S. holders (including distributions automatically reinvested in additional Shares) will generally be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of the Fund’s current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the Non-U.S. holder (and, if an income tax treaty applies, attributable to a permanent establishment in the United States), in which case the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. holders, and the Fund will not be required to withhold federal tax if the Non-U.S. holder complies with applicable certification and disclosure requirements.

As a general matter, there are certain exemptions from U.S. federal withholding tax for distributions of (1) ”qualified net interest income” and (2) ”short-term capital gain dividends,” in each case to the extent the Fund properly reports such distributions as such to holders.  Short-term capital gain dividends are not excluded from U.S. withholding tax for taxable years beginning after December 31, 2011.  The Fund’s first taxable year is anticipated to end on November 30, 2011; as such, the Fund currently will be permitted to designate dividends as short-term capital gain dividends exempt from withholding tax through its tax year ending November 30, 2012.

Distributions of the Fund’s net capital gain to a Non-U.S. holder (including “short-term capital gain dividends”) and gains realized by a Non-U.S. holder upon the sale of Shares, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gain, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. holder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States), or in the case of an individual holder, the holder is present in the United States for an aggregate 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met. For a corporate Non-U.S. holder, distributions (both actual and deemed), and gains realized upon the sale of the Shares that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable treaty).

The Fund must annually report to the IRS and to each Non-U.S. holder any dividend income that is subject to U.S. federal withholding tax (and the amount of tax withheld) or that is exempt from such withholding tax pursuant to an income tax treaty.  Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.

Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments.  Dividends paid to a Non-U.S. holder generally will be exempt from backup withholding if the Non-U.S. holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.  Any amounts withheld under backup withholding from a payment to a Non-U.S. holder will be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any, if the Non-U.S. holder provides the required information to the IRS on a timely basis.

Non-U.S. holders should consult their tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the Shares.

Certain Additional Reporting and Withholding Requirements

Non-U.S. holders should be aware of recent legislation that would impose a 30% withholding tax on certain payments (which could include dividends in respect of Shares and gross proceeds from the sale or other disposition of Shares) made to a non-U.S. entity that fails to disclose the identity of its direct or indirect ‘‘substantial United States owners’’ or to certify that it has no such owners.  Under recently-issued IRS guidance, the withholding tax on dividends would apply for payments made on or after January 1, 2014 and the withholding tax on gross proceeds would apply for payments made on or after January 1, 2015.  Various exceptions are provided under the legislation and additional exceptions may be provided by subsequent guidance.  Non-U.S. holders should consult their own tax advisors regarding the potential application and impact of these new requirements based upon their particular circumstances.

ITEM 24.  FINANCIAL STATEMENTS

Following completion of its first full fiscal year, the Fund will issue a complete set of financial statements prepared on an annual basis and in accordance with generally accepted accounting principles.

PART C

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

Not applicable.

Exhibits

(a)	(1)	Certificate of Formation – filed herewith.
	(2)	Amended and Restated Limited Liability Company Agreement – filed herewith.
(b)		Not applicable.
(c)		Not applicable.
(d)		Not applicable.
(e)		Not applicable.
(f)		Not applicable.
(g)		Form of Investment Advisory Agreement – to be filed by amendment.
(h)		Not applicable.
(i)		Not applicable.
(j)		Form of Custody Agreement with JPMorgan Chase Bank, N.A. – filed herewith.
(k)		Form of Fund Services Agreement with JPMorgan Chase Bank, N.A. – filed herewith.
(l)		Not Applicable.
(m)		Not Applicable.
(n)		Consent of PricewaterhouseCoopers LLP – filed herewith.
(o		Not Applicable.
(p)		Not Applicable.
(q)		Not Applicable.
(r)	(1)	Code of Ethics of Registrant – filed herewith.
	(2)	Code of Ethics of the Adviser – to be filed by amendment.
(z)		List of Subsidiaries of Barclays PLC – filed herewith.

ITEM 26.  MARKETING ARRANGEMENTS

Not applicable.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

Barclays PLC is the ultimate parent of the Fund.  For a list of subsidiaries of Barclays PLC, see Exhibit 8.1, to Form 20-F filed by Barclays PLC on March 21, 2011, which is also filed as an exhibit to this registration statement.

As of the date of this registration statement, the Registrant does not directly or indirectly control any other person.

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

Set forth below is the number of record holders as of the date of this Registration Statement, of each class of securities of the Registrant:

Title of Class	Number of Record Holders
Common Shares	One
Preferred Shares	One

ITEM 30.  INDEMNIFICATION

Reference is made to Section 3.7 of the Registrant’s LLC Agreement included as an exhibit to the Registration Statement.  The Registrant and/or its affiliates hereby undertakes that it will apply the indemnification provisions of the LLC Agreement in a manner consistent with Release IC-11330 of the SEC under the 1940 Act, so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent Director, officer, employee, or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position.  However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

[To come.]

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

The accounts, books, and other records of the Registrant required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained by the Registrant’s administrator, JPMorgan Chase Bank, N.A., One Chase Manhattan Plaza, New York, NY 10005

ITEM 33.  MANAGEMENT SERVICES

Not applicable.

ITEM 34.  UNDERTAKINGS

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of January, 2012.

TRIANGLE FUND LLC

By:	/s/ Nizam Siddiq
	Name:	Nizam Siddiq
	Title:	Chief Executive Officer